Exhibit 10.4
REVOLVING CREDIT
AND
SECURITY AGREEMENT
PNC BANK, NATIONAL ASSOCIATION
(AS LENDER AND AS AGENT)
AND
JPMORGAN CHASE BANK, N.A.
BANK OF AMERICA, N.A.
THE CIT GROUP/BUSINESS CREDIT, INC.
LASALLE BUSINESS CREDIT LLC
AND
WELLS FARGO FOOTHILL, LLC
(AS CO-DOCUMENTATION AGENTS)
AND
PNC CAPITAL MARKETS LLC AND J.P. MORGAN SECURITIES INC.
(AS CO-LEAD ARRANGERS AND JOINT BOOKRUNNERS)
WITH
THE ENTITIES LISTED ON ANNEX A
(AS BORROWERS)
SEPTEMBER 18, 2006

TABLE OF CONTENTS

I	DEFINITIONS		1

	1.1.	Accounting Terms	1
	1.2.	General Terms	2
	1.3.	Uniform Commercial Code Terms	28
	1.4.	Certain Matters of Construction	28
	1.5.	Certificates	29

II	ADVANCES, PAYMENTS		29

	2.1.	Revolving Advances	29
	2.2.	Procedure for Borrowing Advances	30
	2.3.	Disbursement of Advance Proceeds	33
	2.4.	[Reserved]	33
	2.5.	Maximum Advances	33
	2.6.	Repayment of Advances	33
	2.7.	Repayment of Excess Advances	34
	2.8.	Statement of Account	34
	2.9.	Letters of Credit	34
	2.10.	Issuance of Letters of Credit	34
	2.11.	Requirements for Issuance of Letter of Credit	35
	2.12.	Disbursements, Reimbursement	35
	2.13.	Repayment of Participation Advances	36
	2.14.	Documentation	37
	2.15.	Determination to Honor Drawing Request	37
	2.16.	Nature of Participation and Reimbursement Obligations	37
	2.17.	Indemnity	39
	2.18.	Liability for Acts and Omissions	39
	2.19.	Additional Payments	40
	2.20.	Manner of Borrowing and Payment	40
	2.21.	Mandatory Prepayments	42
	2.22.	Use of Proceeds	43
	2.23.	Defaulting Lender	43
	2.24.	Increase of Maximum Revolving Amount	44

III	INTEREST AND FEES		44

	3.1.	Interest	44
	3.2.	Letter of Credit Fees	45
	3.3.	Facility Fee	46
	3.4.	Fee Letter	46
	3.5.	Computation of Interest and Fees	46
	3.6.	Maximum Charges	46
	3.7.	Increased Costs	46

i

	3.8.	Basis For Determining Interest Rate Inadequate or Unfair	47
	3.9.	Capital Adequacy	48
	3.10.	Replacement of Lenders	49

IV	COLLATERAL: GENERAL TERMS		49

	4.1.	Security Interest in the Collateral	49
	4.2.	Perfection of Security Interest	50
	4.3.	Disposition of Collateral	50
	4.4.	Preservation of Collateral	51
	4.5.	Ownership of Collateral	51
	4.6.	Defense of Agent’s and Lenders’ Interests	52
	4.7.	Books and Records	52
	4.8.	Financial Disclosure	53
	4.9.	Compliance with Laws	53
	4.10.	Inspection of Premises; Inventory Appraisal	53
	4.11.	Insurance	54
	4.12.	Failure to Pay Insurance	55
	4.13.	Payment of Taxes	55
	4.14.	Payment of Leasehold Obligations	55
	4.15.	Receivables	56
		(a) Nature of Eligible Receivables	56
		(b) Solvency of Customers	56
		(c) Locations of Borrower	56
		(d) Collection of Receivables	56
		(e) Notification of Assignment of Receivables	56
		(f) Power of Agent to Act on Borrowers’ Behalf	57
		(g) No Liability	57
		(h) Establishment of a Lockbox Account, Dominion Account	58
		(i) Adjustments	58
	4.16.	Inventory; Establishment of Perpetual Inventory System	58
	4.17.	Maintenance of Equipment	58
	4.18.	Exculpation of Liability	59
	4.19.	Environmental Matters	59
	4.20.	Financing Statements	61
	4.21.	Intercreditor Agreement	61
	4.22.	Securitization	61

V	REPRESENTATIONS AND WARRANTIES		62

	5.1.	Authority	62
	5.2.	Formation and Qualification	62
	5.3.	Survival of Representations and Warranties	62
	5.4.	Tax Returns	63
	5.5.	Financial Statements	63
	5.6.	Corporate Name	64

	5.7.	O.S.H.A. and Environmental Compliance	64
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default	65
	5.9.	Patents, Trademarks, Copyrights and Licenses	66
	5.10.	Licenses and Permits	67
	5.11.	Default of Indebtedness	67
	5.12.	No Default	67
	5.13.	No Burdensome Restrictions	67
	5.14.	No Labor Disputes	67
	5.15.	Margin Regulations	67
	5.16.	Investment Company Act	67
	5.17.	Disclosure	67
	5.18.	Delivery of Acquisition Agreements	68
	5.19.	Swaps	68
	5.20.	Conflicting Agreements	68
	5.21.	Application of Certain Laws and Regulations	68
	5.22.	Business and Property of Borrowers	68
	5.23.	Section 20 Subsidiaries	68
	5.24.	Bailees of Prepaid Fuel Inventory	68
	5.25.	Anti-Terrorism Laws	69

VI	AFFIRMATIVE COVENANTS		69

	6.1.	Payment of Fees	69
	6.2.	Conduct of Business and Maintenance of Existence and Assets	69
	6.3.	Violations	70
	6.4.	Government Receivables	70
	6.5.	Leverage Ratio	70
	6.6.	Fixed Charge Coverage Ratio	70
	6.7.	Execution of Supplemental Instruments	70
	6.8.	Payment of Indebtedness	70
	6.9.	Standards of Financial Statements	70
	6.10.	Exercise and Maintenance of Rights	70
	6.11.	Tax Shelter Provisions	71
	6.12.	Bailment Locations of Prepaid Fuel Inventory	71
	6.13.	Interest Rate Protection	71
	6.14.	Mortgages	71

VII	NEGATIVE COVENANTS		71

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	71
	7.2.	Creation of Liens	73
	7.3.	Guarantees	73
	7.4.	Investments	73
	7.5.	Loans	74
	7.6.	Capital Expenditures	74
	7.7.	Dividends	75

	7.8.	Indebtedness	76
	7.9.	Nature of Business	77
	7.10.	Transactions with Affiliates	77
	7.11.	Leases	77
	7.12.	Subsidiaries	77
	7.13.	Fiscal Year and Accounting Changes	78
	7.14.	Pledge of Credit	78
	7.15.	Amendment of Organizational Documents	78
	7.16.	Compliance with ERISA	78
	7.17.	Prepayment of Indebtedness	78
	7.18.	Reserved	79
	7.19.	Other Agreements	79
	7.20.	Tax Shelter Regulations	79

VIII	CONDITIONS PRECEDENT		79

	8.1.	Conditions to Initial Advances	79
		(a) Revolving Credit Notes	79
		(b) Filings, Registrations and Recordings; Searches	79
		(c) Authorization Proceedings of Borrowers	80
		(d) Incumbency Certificates of Loan Parties	80
		(e) Corporate Proceedings of Guarantor	80
		(f) Incumbency Certificates of Guarantor	80
		(g) Certificates	81
		(h) Good Standing Certificates	81
		(i) Legal Opinions	81
		(j) No Litigation	81
		(k) Financial Condition Certificates	81
		(l) Collateral Examination	81
		(m) Fees	81
		(n) Financial Statements	82
		(o) Merger and Acquisition Documents	82
		(p) JPM Loan Documents	82
		(q) Shell Subordination Agreement	82
		(r) Insurance	82
		(s) Environmental Reports	82
		(t) Payment Instructions	82
		(u) Blocked Accounts	82
		(v) Consents	82
		(w) No Adverse Material Change	83
		(x) Leasehold Agreements	83
		(y) Shell BDF Agreements	83
		(z) Guarantees and Other Documents	83
		(aa) Balance Sheet	83
		(bb) Closing Certificate	83
		(cc) Borrowing Base	83

		(dd) Undrawn Availability	83
		(ee) Management Agreement	84
		(ff) Other	84
	8.2.	Conditions to Each Advance	84
		(a) Representations and Warranties	84
		(b) No Default	84
		(c) Maximum Advances	84

IX	INFORMATION AS TO BORROWERS		85

	9.1.	Disclosure of Material Matters	85
	9.2.	Schedules	85
	9.3.	[Reserved]	86
	9.4.	Litigation	86
	9.5.	Material Occurrences	86
	9.6.	Government Receivables	86
	9.7.	Annual Financial Statements	86
	9.8.	Quarterly Financial Statements	87
	9.9.	Monthly Financial Statements	87
	9.10.	Other Reports	87
	9.11.	Additional Information	87
	9.12.	Projected Operating Budget	88
	9.13.	Variances From Operating Budget	88
	9.14.	Notice of Suits, Adverse Events	88
	9.15.	ERISA Notices and Requests	88
	9.16.	Opening Balance Sheet	89
	9.17.	Review of Hedging Portfolio	89
	9.18.	Additional Documents	89

X	EVENTS OF DEFAULT		89

XI	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		92

	11.1.	Rights and Remedies	92
	11.2.	Agent’s Discretion	93
	11.3.	Setoff	93
	11.4.	Rights and Remedies not Exclusive	93
	11.5.	Allocation of Payments After Event of Default	94
	11.6.	Cure Right	95

XII	WAIVERS AND JUDICIAL PROCEEDINGS		95

	12.1.	Waiver of Notice	95
	12.2.	Delay	95
	12.3.	Jury Waiver	95

v

XIII	EFFECTIVE DATE AND TERMINATION		96

	13.1.	Term	96
	13.2.	Termination	96

XIV	REGARDING AGENT		97

	14.1.	Appointment	97
	14.2.	Nature of Duties	97
	14.3.	Lack of Reliance on Agent and Resignation	97
	14.4.	Certain Rights of Agent	98
	14.5.	Reliance	98
	14.6.	Notice of Default	98
	14.7.	Indemnification	99
	14.8.	Agent in its Individual Capacity	99
	14.9.	Delivery of Documents	99
	14.10.	Borrowers’ Undertaking to Agent	99
	14.11.	No Reliance on Agent’s Customer Identification Program	99
	14.12.	Other Agreements	100

XV	BORROWING AGENCY		100

	15.1.	Borrowing Agency Provisions	100
	15.2.	Waiver of Subrogation	101

XVI	MISCELLANEOUS		101

	16.1.	Governing Law	101
	16.2.	Entire Understanding	102
	16.3.	Successors and Assigns; Participations; New Lenders	104
	16.4.	Application of Payments	105
	16.5.	Indemnity	106
	16.6.	Notice	106
	16.7.	Survival	108
	16.8.	Severability	108
	16.9.	Expenses	109
	16.10.	Injunctive Relief	109
	16.11.	Consequential Damages	109
	16.12.	Captions	109
	16.13.	Counterparts; Telecopied Signatures	109
	16.14.	Construction	109
	16.15.	Confidentiality; Sharing Information	109
	16.16.	Publicity	110
	16.17.	Certification from Lenders and Participants	111
	16.18.	Tax Withholding Clause	111
	16.19.	Legal Representation of Agent	112

16.20.	USA Patriot Act	112
List of Annexes, Exhibits and Schedules

Annex

Annex A	Borrowers

Exhibits

Exhibit 2.1(a)	Revolving Credit Note
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(k)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement
Exhibit A	Borrowing Base Certificate
Exhibit B	Leasehold Premises
Exhibit C	Intercreditor Agreement

Schedules

Schedule 1.2.1	Mortgaged Properties
Schedule 1.2.2	Permitted Encumbrances
Schedule 1.2.3	Customers Re: Extended Term Receivables
Schedule 1.2.4	Designated Supply Contracts
Schedule 4.1	Commercial Tort Claims
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(c)	Location of Executive Offices
Schedule 4.19(a)	Real Property
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries

Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental Matters
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Bailees of Prepaid Fuel Inventory
Schedule 7.3	Guarantees
Schedule 7.4	Investments
Schedule 7.8	Indebtedness
Schedule 7.10	Affiliate Transactions

REVOLVING CREDIT
AND
SECURITY AGREEMENT
          Revolving Credit and Security Agreement dated September 18, 2006 among SPI PETROLEUM LLC, a limited liability company organized under the laws of the State of Delaware (“Parent”), the Borrowers listed on Annex A hereto, the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”), JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., THE CIT GROUP/BUSINESS CREDIT, INC., LASALLE BUSINESS CREDIT LLC AND WELLS FARGO FOOTHILL, LLC, as co-documentation agents, and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).
          IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:
I DEFINITIONS.
          1.1. Accounting Terms. As used in this Agreement, the Note, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, if any changes in accounting principles from those used in the preparation of the most recent financial statements referred to herein are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Account Standards Board of the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) and are adopted by Parent or any Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants or in the related definitions of terms used therein, the parties hereto agree to enter into negotiations in order to amend such provisions, which amended provisions shall be acceptable to Agent, the Required Lenders and Borrowers, so as to reflect such changes with the desired result that the criteria for evaluating the Borrower’s financial condition with respect to any affected financial covenants hereunder shall be the same after such changes as if such changes had not been made, provided that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to Agent, the Required Lenders and Borrowers to accomplish the foregoing. For the avoidance of doubt, notwithstanding FAS 150, the Capital Stock of Parent issued in connection with the Transactions, together with all other Capital Stock issued by Parent thereafter having substantially the same terms, shall not constitute Indebtedness or a liability hereunder so long as such Capital Stock does not require any cash payments or dividends thereon or require any mandatory redemption or repurchase prior to the date that is one year after the maturity of the Obligations (based on conditions in effect at the time of any such determination), as such maturity may be modified from time to time.

          1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:
               “Accountants” shall have the meaning set forth in Section 9.7 hereof.
               “Acquisition Agreements” shall mean the collective reference to the Pecos Acquisition Agreement and the Canyon Acquisition Agreement.
               “Advances” shall mean and include the Revolving Advances and the Letters of Credit.
               “Advance Rates” shall have the meaning set forth in Section 2.1(a) hereof.
               “Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above; provided, however, that for purposes of this Agreement, no portfolio company of any of the Original Owners (other than, if applicable, the Borrowers and any Subsidiaries of the Borrowers) shall be considered an Affiliate of the Borrowers or their Subsidiaries. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
               “Affiliation Agreements” shall mean (1) that certain Affiliation Agreement dated January 14, 1999 by and between Simons Oklahoma and Bosselman, Inc., as amended and otherwise modified from time to time; (2) that certain Fuel Supply Agreement dated November 9, 1994 by and between Simons Oklahoma and Bosselman, Inc., as amended and otherwise modified from time to time; (3) that certain Amended and Restated Fuel Network Affiliation Agreement dated December 24, 1994 by and among Simons Oklahoma, TA Operating Corporation and Roger N. Simons, Trustee of the Roger N. Simons Living Trust dated April 11, 1985, as modified by that certain First Addendum thereto dated January 1, 1998, the 2nd Addendum thereto dated January 16, 2004, the Third Addendum thereto dated September 30, 2005 and as otherwise amended or modified from time to time; and (4) any and all other affiliation agreements entered into by any Borrower and third party entities from time to time.
               “Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
               “Aggregate Consideration” shall mean with respect to any Permitted Acquisition the sum of (a) the cash paid by any Borrower, directly or indirectly, to the seller in connection therewith, plus (b) common stock issued (valued at market price at the close of trading on the date of the definitive acquisition agreement pursuant to which the Permitted Acquisition is to be made) in connection with such Permitted Acquisition, plus (c) Indebtedness incurred or assumed by any Borrower, whether in favor of the seller or otherwise and whether fixed or contingent, in connection with such Permitted Acquisition, and plus (d) any other consideration given or obligation incurred by any Borrower in connection therewith.

               “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day and (ii) the Federal Funds Open Rate in effect on such day plus 1/2 of 1%.
               “Anti-Terrorism Laws” shall mean any applicable laws proximately relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
               “Authority” shall have the meaning set forth in Section 4.19(d).
               “Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.
               “Blocked Accounts” shall have the meaning set forth in Section 4.15(h).
               “Blocked Person” shall mean, individually and collectively:
                    (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
                    (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
                    (iii) a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law;
                    (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;
                    (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or
                    (vi) a Person or entity who is affiliated or associated with a person or entity listed above.
               “Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

               “Borrowing Base Certificate” shall mean a certificate duly executed by an officer of Borrowing Agent appropriately completed and in substantially the form of Exhibit A hereto.
               “Borrowers on a consolidated basis” shall mean Parent and all subsidiaries of Parent on a consolidated basis.
               “Borrowers’ Account” shall have the meaning set forth in Section 2.8.
               “Borrowing Agent” shall mean Parent.
               “Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
               “Canyon Acquisition Agreement” shall mean the Stock Purchase Agreement dated September 18, 2006 by and among Parent, SPI Petroleum, Inc., a Texas corporation, the Thomas F. Arndt Trust under Trust Agreement dated June 1, 2005, and Thomas F. Arndt, individually.
               “Capitalized Lease Obligation” shall mean any Indebtedness of a Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
               “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
               “Cessna Aircraft” shall mean the Cessna aircraft with model no. 525, serial no. 525-0542 and registration no. N500CW, owned jointly by Simons Petroleum, Inc., an Oklahoma corporation, the Around the Clock Freightliner Group, Inc. and Bob Mills Furniture Co., Inc..
               “Change of Control” shall mean the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Parent; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if, the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Parent or the Permitted Holders own, directly or indirectly, of record and beneficially an amount of common stock of Parent equal to an amount more than fifty percent (50%) of the amount of common stock of Parent owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities of Parent held by any Person or related group for purposes of Section 13(d) of the Exchange Act; or
               (b) each Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Parent.

               “Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or any Loan Party.
               “Chevron BDF Agreements” shall mean, collectively, (i) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program dated September 6, 2002, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (ii) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program at Texaco Xpress Lube Operator (located at 4853 East McKinley, Fresno, California) dated March 23. 2003, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (iii) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program at Texaco Xpress Lube Operator (located at California City Boulevard, California City, California) dated March 23. 2003, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (iv) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program at Texaco Xpress Lube Operator (located at 438 Cecil Avenue, Delano, California) dated March 23. 2003, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (v) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program at Texaco Xpress Lube Operator (located at 5651 Auburn, Bakersfield, California) dated March 23. 2003, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., (vi) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Brand Conversion Program dated July 29, 2004, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and ChevronTexaco Global Lubricants, a division of Chevron U.S.A. Inc., and (vii) that certain Cash Advance/Amortization Agreement to Texaco Lubrication Marketer for Equipment at Fast-Lubrication Facilities dated July 15, 2005, among Pecos, Inc., General Petroleum Corporation, f/k/a GP Resources, Inc. and Chevron Products Company, a division of Chevron U.S.A. Inc., as each of the foregoing may be amended or otherwise modified from time to time.
               “Closing Date” shall mean September 18, 2006 or such other date as may be agreed to by the parties hereto.
               “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

               “Collateral” shall mean the collective reference to the First-Priority Collateral and the Second-Priority Collateral.
               “Commitment Percentage” of any Lender shall mean the applicable percentages set forth below such Lender’s name on the signature page hereof as to the Revolving Advances, and, as the same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(b) hereof, provided that for purposes of (x) the definition of Required Lenders when no Advances are outstanding, the applicable Commitment Percentage shall be that relating to Revolving Advances and (y) for purposes of the use of such term in the indemnification provisions set forth in Section 14.7 when no Advances are outstanding, the applicable Commitment Percentage shall be that relating to Revolving Advances.
               “Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.
               “Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on any Borrower’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.
               “Contract Rate” shall mean the Revolving Interest Rate.
               “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, is treated as a single employer under Section 414 of the Code.
               “Controlling Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.
               “CSOC Inc.” shall mean Canyon State Oil Company, Inc., an Arizona corporation.
               “Customer” shall mean and include the account debtor with respect to any Receivable and/or the purchaser of goods, services or both with respect to any contract or contract right.
               “Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.
               “Default Rate” shall have the meaning set forth in Section 3.1 hereof.
               “Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.

               “Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.
               “Designated Supply Contracts” shall mean solely those certain supply contracts identified on Schedule 1.2.4.
               “Designated Supply Contract Locations” shall mean the locations at which certain of Borrower’s Inventory is delivered and maintained pursuant to and in accordance with the Designated Supply Contracts.
               “Documents” shall have the meaning set forth in Section 8.1(c) hereof.
               “Dollar” and the sign “$” shall mean lawful money of the United States of America.
               “Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.
               “Domestic Subsidiary” shall mean any Subsidiary of any Borrower, Holdings or Parent organized under the laws of any jurisdiction within the United States.
               “Earnings Before Interest and Taxes” shall mean for any period, net income (or loss) of Borrowers on a consolidated basis, at the Parent level, for such period (excluding extraordinary gains and losses), plus, without duplication and to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (i) all interest expense of Borrowers on a consolidated basis, at the Parent level, for such period (including without limitation, the fees payable on account of the Letters of Credit under Section 3.2(a)(x)) and (ii) all charges against income of Borrowers on a consolidated basis, at the Parent level, for such period for federal, foreign, state and local taxes and, in the case of Parent, such charges relating to actual distributions to its members for the payment of taxes relating to such members’ interest in Parent.
               “EBITDA” shall mean for any period Earnings Before Interest and Taxes for such period, plus, without duplication and to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (i) depreciation expenses for such period, (ii) amortization expenses and other non-cash expenses for such period, (iii) transaction expenses incurred in connection with the Transactions to the extent expensed in such period, (iv) restructuring and other non-cash, non-recurring items or expenses incurred in connection with an acquisition transaction regarding a Borrower that is an approved transaction pursuant to the terms and conditions hereof, (v) with respect to the Transactions only: such other non-cash expenses (including any required or permitted purchase accounting adjustments) (including non- cash write-ups and non-cash charges relating to inventory and fixed assets), (vi) any loss recognized in determining consolidated net income (or net loss for such period) in respect of post-retirement benefits as a result of application of FASB 106, minus (vii) any gain recognized in determining consolidated net income (or net loss for such period) in respect of post-retirement benefits as a result of application of FASB 106; plus (viii) any unrealized loss as a result of application of SFAS 133, to the extent that it has been deducted from net income, but, in any event, only to the extent of the non-cash component thereof, minus (ix) any unrealized gain as a result of application of SFAS 133, to the extent it has been added to net income, but, in any event, only to the extent of the non-cash component thereof, plus (x) the proceeds of any business interruption insurance received during such period, plus (xi) management fees paid to the Sponsors, not to exceed $1,000,000 and plus (xii) any loss arising from the impairment of goodwill and other general intangibles resulting from the application of FASB 141 and FASB 142 at the time of, and in connection with, the consummation of the Transactions; provided that any cash payments made in a future period in respect of items described in clauses (ii), (vi) or (vii) above shall reduce EBITDA in such period.
               “Eligible Inventory” shall mean and include Inventory consisting of diesel fuel, racing gas, gas, lubricants, and fuel and chemical additives, in each case with respect to each Borrower valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in the good faith business judgment of Agent, obsolete, slow moving or unmerchantable and which Agent, in its good faith business judgment, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time, in its good faith business judgment, after the end of the Modification Notice Period with respect thereto as applicable, deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than Permitted Encumbrances) or other rights of bailees or landlords, and whether the Inventory conforms in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof. Without limiting the generality of the foregoing, Eligible Inventory shall include all such Inventory that is in-transit, if and to the extent the following additional requirements are satisfied with respect to such in-transit Inventory: title of such in-transit Inventory has passed to a Borrower; such in-transit Inventory is insured to the full value thereof; and, if required by Agent in its good faith business judgment, Agent shall have in its possession any and all documentation (including negotiable instruments), if any, evidencing title to or control of such in-transit Inventory. Without limiting the generality of the foregoing, any Inventory located at any Designated Supply Contracts Location shall not otherwise qualify as Eligible Inventory from and after the date (if ever) that the right, title, or interest of a Borrower in and to the underlying Designated Supply Contract with respect to such Designated Supply Contracts Location is assigned or transferred to any other Person, unless Agent receives a bailee agreement, in form and substance reasonably satisfactory to Agent in its good faith business judgment, relative to such Inventory from all other parties having or claiming any rights to such Inventory (including without limitation the other Persons party to such Designated Supply Contract).
               “Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the ordinary course of such Borrower’s business and which Agent, in its good faith business judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time, in its good faith business judgment, after the end of the Modification Notice Period with respect thereto as applicable, deem appropriate, including, without limitation, with respect to any Extended Term Receivables or Unbilled Receivables. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent in its good faith business judgment. In addition, no Receivable shall be an Eligible Receivable if:
                    (a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower;
                    (b) except with respect to Extended Term Receivables, it is unpaid more than sixty (60) days after the original invoice date, provided that with respect to a Receivable that is billed on net 30 day terms, it is unpaid more than ninety (90) days after the original invoice date;
                    (c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder pursuant to clause (b) above (such percentage may, in Agent’s good faith business judgment, be increased or decreased from time to time, after Agent has given a Modification Notice and a Modification Notice Period has passed);
                    (d) [intentionally omitted];
                    (e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial and material part of its property, or shall make any offer of settlement, extension, or composition to its unsecured creditors generally, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;
                    (f) the sale is to a Customer outside the United States of America or Canada (other than Customers from or residing in, or otherwise having an address in, the province of Quebec), unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its good faith business judgment;
                    (g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis, or is evidenced by chattel paper (unless, upon the request of the Agent, the relevant Borrower has delivered the original of such chattel paper to Agent);
                    (h) Agent believes, in its good faith business judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay, provided that the ineligible status of any such Receivable shall not be deemed effective until after Agent has given a Modification Notice and a Modification Notice Period has passed;

                    (i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;
                    (j) the goods giving rise to such Receivable have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower or the Receivable otherwise does not represent a final sale;
                    (k) the Receivables of the Customer exceed a credit limit determined by Agent, in its good faith business judgment, to the extent such Receivable exceeds such limit, provided that if Agent has changed any such applicable limit for any Customer, such change shall not be effective until after Agent has given a Modification Notice and the Modification Notice Period has passed;
                    (l) unless the applicable Borrower shall have delivered to the Agent a no-offset agreement in form and substance satisfactory to the Agent in its sole discretion, (1) the Receivable is owed by a Customer that is also a creditor or supplier of a Borrower, or (2) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, (but only to the extent of the amount of any such offset, deduction, defense, dispute, or counterclaim), or (3) the Receivable is contingent in any respect or for any reason;
                    (m) the applicable Borrower has made any agreement with any Customer for any deduction therefrom (but only to the extent of the amount of any such deduction), except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
                    (n) any return, rejection or repossession of the merchandise has occurred or the rendition of services that is the subject of the Receivable has been disputed (but only to the extent of the amount returned, rejected, or disputed);
                    (o) such Receivable is not payable to a Borrower;
                    (p) it includes any tax liability that Borrower has collected on behalf or for the benefit of any federal, state or any department, agency or instrumentality of any of them, only to the extent, however, of any such tax liability or reserve and, in any case, only to the extent that the tax liability associated therewith is not otherwise included in the aggregate reserve that the Agent has established with respect to all such tax liability for all account debtors with respect to the Receivables;
                    (q) Receivables owing from such Customer exceed 25% of the total Receivables outstanding (but only with respect to such Receivables in excess thereof); or
                    (r) such Receivable is not otherwise satisfactory to Agent as determined by Agent in its good faith business judgment, provided that if Agent’s determination thereof changes the status of a previously satisfactory Receivable to one that is no longer satisfactory based only on the provisions set forth this clause (r) any such change shall not be effective until after Agent has given a Modification Notice and a Modification Notice Period has passed.
               “Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.
               “Environmental Laws” shall mean all federal, state and local environmental statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the binding and enforceable rules, regulations, written orders, binding and enforceable written directives, binding and enforceable written policies, binding and enforceable written guidelines, binding and enforceable written interpretations, and binding and enforceable written decisions, of federal, state and local governmental agencies and authorities with respect thereto.
               “Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.
               “Equity Investors” shall mean the Sponsors and the Management Stockholders.
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.
               “ETI Acquisition” shall mean ETI Acquisition LLC, a Delaware limited liability company.
               “Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars, as quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if the British Bankers’ Association or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) display page 3750 (or such other display page on the Moneyline Telerate service as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA as shown on Eurodollar Rate = Moneyline Telerate Service display page 3750 or appropriate successor 1.00 - Reserve Percentage

               “Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.
               “Event of Default” shall mean the occurrence and continuance of any of the events set forth in Article X hereof.
               “Excluded Foreign Subsidiary” shall mean any Foreign Subsidiary in respect of which either (a) the pledge of greater than 65% of the capital stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations would, in the good faith judgment of the Borrowers, result in adverse tax consequences to the Borrowers, Holdings or Parent.
               “Excluded Property” shall mean any property (a) to the extent that a grant of a security interest therein is prohibited by any requirements of law of a Governmental Body, requires a consent not obtained of any Governmental Body pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law or (b) which is, or is a portion of, the Cessna Aircraft.
               “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
               “Existing Facility” shall mean the Revolving Credit, Term Loan and Security Agreement dated April 9, 2004 among SPI Petroleum LLC, Simons Petroleum, Inc., a Texas corporation, and Simons Petroleum, Inc., an Oklahoma corporation, and PNC Bank, National Association.
               “Existing Lender” shall have the meaning set forth in Section 8.1(b).
               “Extended Term Receivables” shall mean and refer to those certain Receivables that Agent has deemed Eligible Receivables, in its good faith business judgment and based on such considerations as Agent may from time to time deem appropriate, in its good faith business judgment, after the end of the Modification Notice Period with respect thereto as applicable, which have extended payment terms that the Borrowers have granted to account parties thereon, and with the understanding that as of the date hereof the Customers relating to such Extended Term Receivables that are acceptable to Agent are set forth on Schedule 1.2.3 attached hereto together with such additional Customers as may be added to the Schedule from time to time with the Agent’s prior written consent (with all of such Receivables being deemed acceptable Extended Term Receivables as long as they are otherwise deemed Eligible Receivables hereunder), provided that in order to be and remain eligible for borrowing purposes hereunder, and without limitation of the foregoing determination by Agent as set forth above and as otherwise set forth in the provisions of the definition of the term Eligible Receivables hereinabove, such Receivables shall not remain unpaid more than 60 days after their due date and nor shall they remain unpaid more than 150 days from their invoice date, provided, further, any change after the date hereof with respect to the specific criteria that the Agent employs hereunder regarding the determination of Extended Term Receivables that are eligible for borrowing hereunder (but not with respect to the application of existing criteria and changes in borrowing availability that may result therefrom) shall not be effective until after Agent has given a Modification Notice and a Modification Notice Period has passed.
     “Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
     “Federal Funds Open Rate” for any day shall mean the rate per annum determined by the Agent in its good faith business judgment in accordance with its usual procedures consistent with ordinary and customary banking practices (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other widely-recognized broker selected by the Bank in its good faith business judgment, as set forth on the applicable Telerate display page; provided, however; that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Agent in accordance with its usual procedures.
     “Fee Letter” shall mean the fee letter dated August 29, 2006 among the Borrowers and PNC.
     “First-Priority Collateral” shall mean with respect to a Borrower, all such Borrower’s now existing or hereinafter arising (i) Inventory, (ii) Receivables, (iii) Instruments, Chattel Paper and other contracts, in each case evidencing or substituted for any Receivable, (iv) guarantees, security and other credit enhancements for the Receivables, (v) documents of title for any Inventory, (vi) claims and causes of action in any way relating to any of the Receivables or Inventory, (vii) Deposit Accounts (including all cash and other funds on deposit therein), (viii) all books and records pertaining to any of the foregoing, and all substitutions, replacements, products or proceeds (including, without limitation, insurance proceeds) of any of the foregoing;

but, excluding, however, Excluded Property; provided, however, that any Collateral, regardless of type, received in connection with an asset disposition or asset swap of Second-Priority Collateral or otherwise in exchange for Second-Priority Collateral shall be treated as Second-Priority Collateral under this Agreement and the Intercreditor Agreement; provided, further, that any Collateral of the type that constitutes Second-Priority Collateral, if received in connection with an asset disposition or asset swap of First-Priority Collateral or otherwise in exchange for First-Priority Collateral, shall be treated as First-Priority Collateral under this Agreement and the Intercreditor Agreement.
               “Fixed Charge Coverage Ratio” shall mean and include with respect to the Borrowers on a consolidated basis as of any date (commencing on December 31, 2006) with respect to the immediately preceding four quarter period (or if less, the number of full months quarters completed since the Closing Date), the ratio of (a) EBITDA minus capital expenditures not financed with proceeds of Indebtedness permitted under this Agreement (other than Advances), to (b) the sum of (i) all Senior Debt Payments made by the Borrowers, (ii) total cash tax payments made by the Borrowers and (iii) dividends and distributions paid in cash by the Borrowers.
               “Foreign Subsidiary” shall mean any subsidiary of the Borrowers, Holdings or Parent that is not a Domestic Subsidiary.
               “Formula Amount” shall have the meaning set forth in Section 2.1(a).
               “Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of any Borrower, the funded Obligations.
               “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, consistently applied, subject to Section 1.1.
               “GECC Note” shall mean that Promissory Note dated December 2, 2004 in the original principal amount of $3,300,000 made by Simon Petroleum Inc., an Oklahoma corporation, the Around the Clock Freightliner Group, Inc. and Bob Mills Furniture Co., Inc., in connection with the purchase of the Cessna Aircraft.
               “General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, chooses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and dates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).
               “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of a government.
               “Guarantor” shall mean any Loan Party who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.
               “Guarantor Security Agreement” shall mean any Security Agreement from time to time executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor in form and substance reasonably acceptable to Agent in its good faith business judgment.
               “Guaranty” shall mean a guaranty of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, which shall be in form and substance reasonably acceptable to Agent in its good faith business judgment.
               “Hartney Purchase Agreement” shall mean that certain Stock and Asset Purchase Agreement dated January 12, 2006 by and among Parent, Simons Petroleum, Inc., a Texas corporation (“Simons-Texas”), ETI Acquisition, Energy Transport, Inc., an Illinois corporation, HFO, HBI, PSC and other sellers party thereto.
               “Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.
               “Hazardous Substance” shall mean any substance listed as hazardous substance pursuant to CERCLA, as amended (42 U.S.C. Sections 9601 et seq.), or as a hazardous material pursuant to the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), or a hazardous waste or a solid waste pursuant to RCRA, as amended (42 U.S.C. Sections 6901 et seq.), or that is regulated by any other applicable Environmental Law including petroleum and petroleum products, asbestos, polychlorinated biphenyls and lead-containing paint.
               “Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or other applicable Environmental Laws relating to hazardous waste disposal.
               “HBI” shall mean Hartney Brothers, Inc., an Illinois corporation.
               “HFO” shall mean Hartney Fuel Oil Co., an Illinois corporation.
               “Holdings” shall mean Global Petroleum, Inc., a Delaware corporation.
               “Inchoate Indemnities” shall mean indemnity obligations of the Borrowers hereunder for which no claim has yet arisen even though the indemnity provisions hereof shall continue to remain enforceable contractual provisions with respect to any potential claims.

               “Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock, accrued dividends, and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such underlying indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred. Any contingent obligations shall not constitute Indebtedness unless required under GAAP to be recorded on the balance sheet of such Person as a liability.
               “Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit C, between the Agent, on behalf of the Lenders, and the JPM Administrative Agent on behalf of the JPM Secured Parties, as amended, modified and supplemented from time to time.
               “Interest Period” shall mean the period provided for any Eurodollar Rate Loan.
               “Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired inventory, including without limitation all goods, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.
               “Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.
               “Inventory Appraisals” shall mean those appraisals conducted from time to time as referred to in Section 4.10 hereof.
               “Investment Property” shall mean and include, as to each Borrower, all of such Borrower’s now owned or hereafter acquired “investment property” as such term is defined in Section 102(a)(49) of the New York UCC.
               “Issuer” or “Issuer Bank” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.
               “JPM Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent under the JPM Credit Agreement.
               “JPM Credit Agreement” shall mean the credit agreement dated as of the date hereof among Parent, Holdings, the Borrowers, the JPM Lenders and the JPM Administrative

Agent, as amended or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.
               “JPM Guarantee and Collateral Agreement” shall mean the JPM Guarantee and Collateral Agreement dated as of the date hereof among Parent, the Borrowers and the JPM Administrative Agent.
               “JPM Lenders” shall mean the Lenders under the JPM Credit Agreement.
               “JPM Loan Documents” shall mean the Loan Documents as defined in the JPM Credit Agreement.
               “JPM Loans” shall mean loans made pursuant to the JPM Credit Agreement.
               “JPM Secured Parties” shall mean the JPM Administrative Agent and the Lenders under the PNC Credit Agreement.
               “JPM Lien” shall have the meaning ascribed to such term in the definition of Permitted Encumbrances.
               “Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to the premises listed on Exhibit B attached hereto.
               “Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.
               “Letter of Credit Application” shall have the meaning set forth in Section 2.10(a).
               “Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d).
               “Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a).
               “Letter of Credit Sublimit” shall mean, $30,000,000, subject to increase, from time to time, by Agent in its sole and absolute discretion following written request by Borrowing Agent to Agent and the obtaining of credit approval with respect thereto by each Lender from its credit committee.
               “Letters of Credit” shall have the meaning set forth in Section 2.9.
               “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or other security agreement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease (including without limitation any capital lease) having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction. Anything herein to the contrary notwithstanding, a “Lien” shall not include in any case: (a) any unauthorized financing statement under the Uniform Commercial Code or comparable law of any jurisdiction (and, in connection therewith, Borrower hereby covenants and agrees to provide information to Agent with respect to the unauthorized nature thereof and to pursue forthwith all appropriate means to effect the termination of record thereof); and (b) “outbound” leases by a Borrower, as a lessor or sublessor, to third parties.
               “Limited Cure Overadvance” shall mean an Overadvance that results directly from a change by Agent of the amount of reserves, any Advance Rate, or any eligibility criteria regarding Eligible Inventory or Eligible Receivables.
               “Loan Agreement Non-Recurring Expenses” shall mean legal fees and expenses, equipment and real estate appraisals, indemnification expenses and all payments that may arise under Sections 2.19, 4.2, 4.4, 4.12, 4.13 and 4.15(e).
               “Loan Documents” shall mean, individually and collectively, the Loan Agreement and the Other Documents.
               “Loan Parties” shall mean the collective reference to Parent, Holdings, the Borrowers and any of their respective Domestic Subsidiaries that are party to any Other Document.
               “Management Agreement” shall mean that certain Professional Services Agreement dated as of September 18, 2006 by and among NCA II Management, LLC, a Washington limited liability company, Waud Capital Partners, L.L.C., a Delaware limited liability company, RBCP Energy Fund Investments, LP, a Delaware limited partnership, Global Petroleum, Inc., a Delaware corporation, Simons Petroleum, Inc., an Oklahoma corporation and SPI Petroleum LLC, a Delaware limited liability company.
               “Management Fees” shall mean those certain management fees as described and set forth in the Management Agreement.
               “Management Stockholders” shall mean the members of management of Parent or its Subsidiaries who are investors in Parent.
               “Material Adverse Effect” shall mean in each of the following instances with respect to the Borrowers taken as a whole, a material adverse effect on (a) the condition, operations, assets, or business of the Borrowers or, with respect to each of Section 5.5 and Section 8.1(j) hereof, a material adverse effect on the prospects of the Borrowers in addition to all of the foregoing criteria set forth in this clause (a); (b) the ability of the Borrowers to pay the Obligations in accordance with the terms thereof; (c) the value of the Collateral, or the validity, perfection, or priority of Agent’s Liens on the Collateral; or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

               “Maximum Face Amount” shall mean with respect to any Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
               “Maximum Loan Amount” shall mean, as of any date of determination, the Maximum Revolving Advance Amount.
               “Maximum Revolving Advance Amount” shall mean One Hundred and Eighty Five Million and 00/100 Dollars ($185,000,000), or such higher amount which may result from the provisions of Section 2.24 hereof.
               “Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
               “Modification Notice” shall mean Agent’s notification to Borrowing Agent of a change in loan eligibility criteria, establishment of reserves, modification of advance rate, as applicable in the specific provisions set forth in this Agreement and only with respect to modifications of the criteria themselves, the imposition of new and distinct reserves or a modification of the applicable advance rate, as relevant hereunder, and shall specifically not include change that arises from the application of any such existing criteria, reserves or advance rates, provided, however, and without limitation of the foregoing, no Modification Notice is required in those circumstances where Agent is correcting the Borrowers’ calculations with respect to information that the Borrowers have submitted to Agent or Lenders.
               “Modification Notice Period” shall mean a period of three (3) Business Days from the date of a Modification Notice, provided, however, upon the occurrence and during the continuance of an Event of Default hereunder, notification alone to Borrowing Agent (without any further lapse of time) shall be deemed compliance with the Modification Notice Period.
               “Monthly Advances” shall have the meaning set forth in Section 3.1 hereof.
               “Mortgaged Properties”: the real properties listed on Schedule 1.2.1, as to which the Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.
               “Mortgages” shall mean each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Agent for the benefit of the Lenders.
               “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.
               “New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
               “Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrowers to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender with respect to or in connection with this Agreement, any Other Document, or any other agreement, instrument or document arising in connection herewith, therewith or otherwise relating hereto or thereto, of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency or commodity swap, future, option or other similar agreement (a “Hedging Agreement Obligation”), or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with a depository transfer check or other similar arrangements (any of the foregoing in this “whether” clause, a “Cash Management Obligation”), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower with respect to or in connection with this Agreement, any Other Document, or any other agreement, instrument or document arising in connection herewith, therewith or otherwise relating hereto or thereto, together with any and all amendments, extensions, restatements, renewals or increases, and all costs, fees and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any and all of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action. It is understood that any Hedging Agreement Obligation or Cash Management Obligation of any Borrower to any Lender or an Affiliate thereof shall be deemed to relate to this Agreement.
               “Original Owners” shall mean Northwest Capital Appreciation, a Delaware corporation, RBCP Energy Fund Investments, LP, a Delaware limited partnership, Waud Capital Partners, L.P., a Delaware limited partnership and Simons Texas Limited Partnership (each of the foregoing being referred to herein as an “Identified Original Owner”, together with any affiliates of each of the foregoing entities as long as each Identified Original Owner retains majority voting control of the “Units” such entity owns or otherwise controls as of the date hereof. As used herein the term “Units” shall have the meaning ascribed to such term as is set forth in the Amended and Restated Limited Liability Company Agreement, dated as of September 18, 2006, by and among the Parent and the unitholders party thereto.
               “Other Documents” shall mean the Revolving Credit Note, any Guaranty, any Guarantor Security Agreement, the Intercreditor Agreement, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, collateral assignments, powers of attorney, consents, and all other writings heretofore, now or here after executed and delivered by any Borrower or any Loan Party in favor of Agent or any Lender as required by this Agreement or any of the foregoing in respect of the implementation or performance hereof or thereof.
          “Overadvance” shall have the meaning ascribed to such term in Section 2.7 hereof.
          “Parent” shall have the meaning ascribed to such term in the heading paragraph to this Agreement.
          “Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
          “Participation Advance” shall have the meaning set forth in Section 2.12(d).
          “Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.
          “Payment Office” shall mean initially PNC Bank, National Association, Two Tower Center Blvd., 21st Floor, East Brunswick, New Jersey 08816; thereafter, such other United States-located office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.
          “Payoff Letter” shall have the meaning set forth in Section 8.1(b) hereof.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation.
          “Pecos Acquisition Agreement” shall mean the Stock Purchase Agreement dated September 18, 2006 by and among Global Petroleum, Inc., Pecos, Inc., the Pecos Employee Stock ownership and 401(k) Plan, the other shareholders of Pecos, Inc. identified therein and the other Persons which are parties thereto, as amended.
          “Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrowers or not required to be paid hereunder; provided, that, any such Lien shall not have nor attain a priority ahead of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security, unemployment insurance or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, indemnity, performance, surety and appeal bonds and other obligations of like nature in each of the foregoing cases as arising in the ordinary course of any Borrower’s business; (f) (1) judgment Liens that have been stayed or bonded or otherwise not constituting an Event of Default under

Section 10.6 hereof and (2) mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of any Borrower’s business with respect to obligations which are not due, which are being contested in good faith by the applicable Borrower or which are not more than 20 days overdue as long as the aggregate amount thereof does not exceed $100,000 at any time; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of the Borrowers and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (h) Liens in favor of landlords of real property leased by a Borrower, provided that all such Liens are either subordinated to Agent’s Liens by operation of law or are subject to landlord agreements in favor of Agent in form acceptable to Agent; (i) utility easements, building restrictions, and such other similar encumbrances or charges against real property; (j) Liens arising in connection with capital leases (i) with respect to Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment or (ii) existing on equipment when acquired, if, in each of (i) and (ii) above, the Lien is confined to the property and improvements and the proceeds thereof; (k) Liens on deposits of cash and cash equivalents made to secure Permitted Indebtedness in connection with hedging agreements entered into in the ordinary course of Borrower’s business consistent with past business practices; (l) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods; (m) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the property being leased or licensed (provided that either such lessors of real property shall have executed and delivered a landlord agreement (in form and substance reasonably satisfactory to Agent in its good faith business judgment) in favor of Agent, or Agent has otherwise established a reserve (in an amount acceptable to Agent in its good faith business judgment) in respect thereof); (n) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto, as arising in the ordinary course of Borrower’s business; (o) Liens deemed to exist in connection with Permitted Investments to the extent they are deemed to consist of repurchase obligations relating to subject matter of the applicable Permitted Investment; (p) Liens arising under contracts to sell goods in the ordinary course of Borrower’s business, including pursuant to Article 2 of the UCC; (q) (I) interests of lessors under operating leases; and (II) financing statements filed in connection with consignments as long as the scope of the collateral referenced therein is specific to the specific items consigned, provided that no item referenced in a consignment financing statement shall pertain to any category or type of property (such as inventory) that forms the type of the basis of any Advances hereunder; (r) Liens securing the obligations arising under the Shell BDF Agreements not to exceed $2,000,000 as permitted under and as contemplated by the Shell Subordination Agreement and having the priority and rights relating thereto as set forth in the Shell Subordination Agreement; (s) Liens securing the obligations arising under the Chevron BDF Agreements not to exceed $2,000,000; (t) Liens on Equipment in favor of Valvoline securing indebtedness not to exceed $1,000,000; (u) Liens disclosed on Schedule 1.2.2; (v) Liens of an Existing Lender to be terminated pursuant to the Payoff Letter thereof; (w) rights of setoff or banker’s liens upon deposits of cash in favor of banks or other depository institutions, but not securing any indebtedness for money borrowed; (x) Liens on Borrower’s insurance policies and the proceeds thereof securing solely the financing, provided by the issuer of such policy to Borrower, or such issuer’s designated financier, of the premiums with respect thereto; (y) rights of third parties to receive assets to be transferred by Borrower to such third parties pursuant to transfers of assets permitted under this Agreement, (z) Liens on assets of the Loan Parties created by the JPM Loan Documents (the “JPM Liens”), (aa) Liens on assets of Excluded Foreign Subsidiaries securing Indebtedness permitted by Section 7.8(viii), (bb) Liens which secure the Securitization Indebtedness and (cc) Liens created by the Aircraft Security Agreement and the Aircraft Chattel Mortgage, each dated November 30, 2004, in favor of General Electric Capital Corporation, which Liens encumber the Cessna Aircraft and secure the obligations under the GECC Note.
          “Permitted Holders” shall mean the Equity Investors other than the Management Stockholders to the extent that the amount of the outstanding voting stock of Parent owned beneficially or of record by such Management Stockholders in the aggregate at any time exceeds ten percent (10%) of the total amount of the outstanding voting stock of Parent at such time.
          “Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
          “Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrowers or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.
          “PNC Environmental Reports” shall mean those certain analytical reports prepared by Terracon or Environ Corporation regarding environmental issues relating to the Borrowers and the Collateral provided by the Borrowers to the Agent prior to entering into this Agreement.
          “Pricing Increment” means:
          (A) for and with respect to Revolving Advances, the percentage per annum (with respect to Domestic Rate Loans or Eurodollar Rate Loans, as the case may be) determined by reference to the Fixed Charge Coverage Ratio as set forth below:

		Eurodollar Rate
Fixed Charge Coverage Ratio	Domestic Rate Loans	Loans
less than 1.50 to 1.00	0.25%	2.00%
greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	0.00%	1.75%
greater than or equal to 1.75 to 1.00 but less than 2.00 to 1.00	0.00%	1.50%
greater than or equal to 2.00 to 1.00	0.00%	1.25%

          ; and
          (B) for and with respect to the Letter Credit Fees for the ratable benefit of the Lenders as set forth in Section 3.2(a)(x), the percentage per annum determined by reference to the Fixed Charge Coverage Ratio as set forth below:

Letter of Credit Fee for
Ratable Benefit of
Fixed Charge Coverage Ratio	Lenders
less than 1.50 to 1.00	2.00%
greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	1.75%
greater than or equal to 1.75 to 1.00 but less than 2.00 to 1.00	1.50%
greater than or equal to 2.00 to 1.00	1.25%
          ; and
          (C) for and with respect to the facility fees relating to the Revolving Advances for the ratable benefit of the Lenders as set forth in Section 3.3, the percentage per annum determined by reference to the Fixed Charge Coverage Ratio as set forth below:

Facility Fee for Ratable
Fixed Charge Coverage Ratio	Benefit of Lenders
less than 1.50 to 1.00	0.375%
greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	0.250%
greater than or equal to 1.75 to 1.00 but less than 2.00 to 1.00	0.250%
greater than or equal to 2.00 to 1.00	0.250%
          As of the Closing Date, the Pricing Increment shall be determined based on a Fixed Charge Coverage Ratio greater than 2.00 to 1.00. Thereafter, the Pricing Increment shall be determined, quarterly, based on the most recent monthly Financial Statements delivered by the Borrowers under Section 9.9 determined for the twelve-month period ending on the last day of each March, June, September, and December; provided, however, that (i) each change in the Pricing Increment shall be effective three Business Days after the date on which the Agent receives the relevant Financial Statements and a duly executed Compliance Certificate demonstrating such ratio (including during any Interest Period), and (ii) the Pricing Increment shall be determined on the basis of a Fixed Charge Coverage Ratio of less than 1.50 to 1.00 for so long as the Agent has not received the information described in clause (i) of this proviso as and when required under Section 9.9 (without prejudice to the Lenders’ right to charge interest at the Default Rate as provided in Section 3.1 and charge Default Letter of Credit Fees as provided in Section 3.2).
          “Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.
          “Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.
          “Projections” shall have the meaning set forth in Section 5.5(b) hereof.
          “PSC” shall mean Petroleum Supply Company, Inc., an Illinois corporation.
          “Purchasing Lender” shall have the meaning set forth in Section 16.3 hereof.
          “RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
          “Real Property” shall mean all of each Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19(a) hereto.
          “Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrowers by their Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, royalties and all other forms of obligations owing to such Borrower in each case arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
          “Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.
          “Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.
          “Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.
          “Required Lenders” shall mean (A) all Lenders, if there are two or fewer Lenders and (B) otherwise, Lenders holding at least Fifty-One (51%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding Fifty-One (51%) of the Commitment Percentages.
          “Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
          “Revolving Advances” shall mean Advances made pursuant to Section 2.1 hereof.
          “Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.
          “Revolving Interest Rate” shall mean, as of any date of determination, an interest rate per annum equal to (a) with respect to Revolving Advances accruing interest as Domestic Rate Loans, the sum of the Alternate Base Rate plus the applicable Pricing Increment for Revolving Advances (with respect to Domestic Rate Loans), and (b) with respect to Revolving Advances accruing interest as Eurodollar Rate Loans, the sum of the Eurodollar Rate plus the applicable Pricing Increment for Revolving Advances (with respect to Eurodollar Rate Loans).
          “Second-Priority Collateral” shall mean with respect to each Borrower, the following property now owned or hereafter acquired by the Borrower or in which the Borrower has now or at any time in the future may acquire any right, title or interest: all Chattel Paper, Documents (other than title documents with respect to Vehicles), Equipment, General Intangibles, Instruments, Intellectual Property, Investment Property, Letter-of-Credit Rights and all other property not described above, all books and records pertaining to the foregoing and, to the extent not otherwise included in the foregoing, all Proceeds, all Supporting Obligations and all products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; but, excluding, however, all First-Priority Collateral and all Excluded Property; provided, however, that any Collateral, regardless of type, received in connection with an Asset Sale of First-Priority Collateral or otherwise in exchange for First-Priority Collateral shall be treated as First-Priority Collateral under this Agreement; provided, further, that any Collateral of the type that constitutes First-Priority Collateral, if received in connection with an Asset Sale of Second-Priority Collateral shall be treated as Second-Priority Collateral under this Agreement and the Intercreditor Agreement.
          “Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.
          “Securitization” shall mean, any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Borrowers and enters into a third party financing on terms that have been agreed to in writing by the Agent.
          “Securitization Documents” shall mean the documents entered into in connection with the Securitization.
          “Securitization Indebtedness” shall mean Indebtedness incurred by a Securitization Subsidiary in connection with the Securitization; provided, that such Indebtedness shall be non recourse to any Borrower or any Subsidiary of a Borrower (other than a Securitization Subsidiary) or any property or asset of any Borrower or any Subsidiary of a

Borrower (other than the property or assets of, or any equity interests or other securities issued by, a Securitization Subsidiary).
          “Securitization Subsidiary” shall mean any Subsidiary engaged solely in the business of effecting the Securitization and related activities.
          “Senior Debt Payments” shall mean and include all cash actually expended by Borrowers to make (a) interest payments on any Funded Debt hereunder, plus, (b) scheduled principal payments actually made on Funded Debt, plus (c) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (d) capitalized lease payments, plus (e) actual principal and interest payments, if any, with respect to Shell BDF Agreements, the Chevron BDF Agreements or any other subordinated obligations.
          “Shell BDF Agreements” shall mean, collectively, (a) that certain Business Development Fund Agreement as of September 1, 2001, between CSOC Inc. and Equilon Enterprises LLC, (b) that certain Promissory Note dated September 1, 2001 in the original principal amount of $4,493,460 made by CSOC Inc. payable to the order of Equilon Enterprises LLC, and (c) that certain Security Agreement dated as of September 1, 2001, between CSOC Inc., as debtor and Equilon Enterprises, LLC, as secured party.
          “Shell Subordination Agreement” shall mean that certain Subordination Agreement dated as of the Closing Date by and among Pennzoil-Quaker State Company d/b/a SOPUS Products, successor to Equilon Enterprises LLC, CSOC Inc. and Agent.
          “Settlement Date” shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.
          “SPI Acquisition” shall mean SPI Acquisition LLC, a Delaware limited liability company.
          “Sponsors” shall mean Northwest Capital Appreciation, RBC Capital Partners, Waud Capital Partners and their respective Affiliates, but not including, however, any portfolio companies of any of the foregoing.
          “Subsidiary” shall mean a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing equivalent functions for such entity, are owned, directly or indirectly, by such Person.
          “Term” shall have the meaning set forth in Section 13.1 hereof.
          “Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.
          “Transactions” shall have the meaning set forth in Section 5.5 hereof.
          “Transferee” shall have the meaning set forth in Section 16.3(b) hereof.
          “Unbilled Receivables” shall mean and refer to those certain Receivables relating to which Borrowers have not yet billed for the completed service or the completed sale giving rise thereto, and that, in any event, Agent has deemed Eligible Receivables in accordance with the provisions of the definition thereof (other than for their unbilled status as described above).
          “Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to Borrowers’ trade creditors which are outstanding beyond the applicable date that each of such trade creditor obligations is customarily paid based on the trade terms relating thereto, plus (iii) fees and expenses for which Borrowers are liable hereunder and under all Other Documents but which have not been paid by or charged to Borrowers’ Account.
          “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          “Valvoline” shall mean The Valvoline Company, a division of Ashland, Inc., a Kentucky Corporation.
          “Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.
     1.3. Uniform Commercial Code Terms . All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
     1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.
     1.5. Certificates. All certificates and other documents or statements of any sort provided, executed, or attested to by, any officer, director, or employee of any Borrower or Guarantor, are and will be provided, executed, or attested to on behalf of such Borrower or Guarantor, and not in such officer’s, director’s, or employee’s individual capacity.
II ADVANCES, PAYMENTS.
     2.1. Revolving Advances. (a) Subject to the terms and conditions set forth in this Agreement including, without limitation, Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of outstanding Letters of Credit and (y) an amount equal to the sum of:
               (i) the sum of:
               (A) up to 85%, subject to the provisions of Section 2.1(b) hereof (such advance rate being referred to herein as the “Receivables Advance Rate”), of Eligible Receivables; provided, however, that:
(1)	Advances relating to Extended Term Receivables shall not exceed $18,000,000 outstanding at any time and
(2)	(y) Advances relating to Unbilled Receivables that are not unbilled for more than 30 days shall not exceed $35,000,000 at any time outstanding, plus
(3)	[Reserved];
                          plus
               (ii) up to the lesser of:
               (A) (i) up to the lesser of (a) 80% of the cost of the Eligible Inventory or (b) 90% of the net orderly liquidation value of such Eligible Inventory as Agent shall determine from time to time based on the results of the applicable Inventory Appraisals; (the applicable advance rate regarding the related items of Eligible Inventory being generally referred to herein as the

“Inventory Advance Rate”, provided that the Inventory Advance Rate set forth in this clause (A) shall, under all circumstances, be subject to the provisions of Section 2.1(b) hereof; provided, further, the Receivables Advance Rate and the Inventory Advance Rate shall be referred to herein collectively as the “Advance Rates”); or
               (B) $35,000,000,
                         minus
               (iii) the aggregate Maximum Undrawn Amount of outstanding Letters of Credit;
                         minus
               (iv) such reserves as Agent may reasonably deem proper and necessary from time to time based on its good faith business judgment, which shall not be effective until after Agent has given the Modification Notice and the Modification Notice Period has passed.
     The amount derived from (X) the sum of Section 2.1(a)(y)(i) and Section 2.1(a)(y)(ii) minus (Y) Section 2.1 (a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).
          (b) Discretionary Rights. Subject to Section 16.2(b) hereof and upon Agent’s giving the Modification Notice and the passing of the Modification Notice Period, the Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its good faith business judgment. Subject to the foregoing, the Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing the reserves may limit or restrict Advances requested by Borrowing Agent.
     2.2. Procedure for Borrowing Advances.
          (a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 12:00 Noon (Central Time) on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable, provided, however, with respect to any of the foregoing items that represent Loan Agreement Non-Recurring Expenses, Agent or the applicable Lender regarding any such expense amount agrees to provide to Borrowing Agent the invoice relating thereto for Borrowers’ review and to allow Borrowing Agent to address any concerns it may have with respect to any such invoice with Agent or such Lender, as applicable, although it is understood that such a procedure shall not diminish or otherwise affect the status of any such expenses as Obligations hereunder nor act to impair the ability of the Agent ultimately to effect payment of such expenses regardless of the foregoing Borrower review. Further, Agent and Lenders shall not be liable to Borrower or any other party for any damages of any nature for any failure to provide any such invoices to Borrower.
          (b) Notwithstanding the provisions of (a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall give Agent at least three (3) Business Days’ prior written notice, which notice shall be received by Agent no later than 12:00 Noon (Central Time) on a Business Day for such Business Day to be included as one of such three required Business Days, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $500,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two, three or six months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.
          (c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.
          Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan, which notice shall be received by Agent no later than 12:00 Noon (Central Time) on a Business Day for such Business Day to be included as one of such three (3) required Business Days. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) herein below.
          (d) Provided that no Event of Default shall have occurred and be continuing, any Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If a Borrower desires to convert a loan, Borrowing Agent shall give Agent not less than three (3) Business Days’ prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day’s prior written notice to convert from a Eurodollar Rate Loan to a

Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefore, with any such notice to be received by Agent no later than 12:00 Noon (Central Time) on a Business Day for such Business Day to be included as one of such three required Business Days or as the one required Business Day, as applicable, as noted above. After giving effect to each such conversion, there shall not be outstanding more than six (6) Eurodollar Rate Loans, in the aggregate.
          (e) At its option and upon one (1) Business Day prior written notice, Borrower may prepay the Eurodollar Rate loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof. Partial prepayments of Advances shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.
          (f) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error; such certificate is to be delivered to Borrowing Agent in a timely manner under the then applicable circumstances and generally is to be delivered to Borrowing Agent three Business days prior to the applicable due date of any payment or conversion with payment thereof to be due no later than the applicable conversion date or prepayment date giving rise thereto.
          (g) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder, as the case may be, shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar

Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts that describes in reasonable terms the calculations thereof payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error and shall be delivered to the Borrowing Agent three Business Days prior to the due date of any such payment.
     2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowers or deemed to have been requested by Borrowers under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.
     2.4. [Reserved].
     2.5. Maximum Advances . The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of outstanding Letters of Credit or (b) the Formula Amount.
     2.6. Repayment of Advances.
          (a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.
          (b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. Subject to Section 2.6(c), all items of payment shall be deemed applied by Agent on account of the Obligations on the same Business Day that Agent receives such payments via wire transfer or electronic depository check or other immediately available funds. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent, as determined by Agent in its good faith business judgment in light of customary banking standards and Agent’s commercial lending practices, and thereupon Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.
          (c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than

1:00 P.M. (Central Time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.
          (d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.
     2.7. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder (such excess being referred to herein as an “Overadvance”) shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred, subject to the provision set forth in Section 10.1 regarding a cure period for Limited Cure Overadvances.
     2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless, in each of the foregoing instances, Agent receives a written statement of Borrowers’ specific exceptions thereto within forty-five (45) days after such statement is received by Borrowing Agent. Subject to the foregoing after such forty-five (45) day period, the records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
     2.9. Letters of Credit. Subject to the terms and conditions hereof, Agent agrees to issue or cause the issuance of standby Letters of Credit (“Letters of Credit”) on behalf of each Borrower, provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) Maximum Undrawn Amount of outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed the Letter of Credit Sublimit then in effect. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Advances and shall bear interest at the applicable Revolving Interest Rate; Letters of Credit that have not been drawn upon shall not bear interest.
     2.10. Issuance of Letters of Credit.

          (a) Borrowing Agent on behalf of any Borrower may request Agent, upon three (3) Business Days’ notice submitted on or before 10:00 a.m., (Central Time), to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowing Agent, on behalf of any Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.
          (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of drafts or other written demand for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (“UCP 500”) or the International Standby Practices (ISP98—International Chamber of Commerce Publication 590) (“ISP98 Rules”), as determined by Agent, and each trade Letter of Credit shall be subject to UCP 500.
          (c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.
     2.11. Requirements for Issuance of Letter of Credit. Borrowing Agent shall authorize and direct any Issuer to name Borrower as the ‘Applicant’ or ‘Account Party’ of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.
     2.12. Disbursements, Reimbursement. (a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.
          (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that it shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon (Central Time), on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event

Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon (Central Time), on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, provided that the sum of (i) the outstanding Revolving Advances to all Borrowers (including such Domestic Rate Loan then deemed to have been requested) plus (ii) the Maximum Undrawn Amount of outstanding Letters of Credit may not exceed the lesser of (a) Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of outstanding Letters of Credit or (b) the Formula Amount. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (c) Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. (Central Time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Open Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c). Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (C) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.
          (d) With respect to any unreimbursed drawing that is not converted into a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Obligation under this Section 2.12.
     2.13. Repayment of Participation Advances (a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.
          (b) If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Open Rate.
     2.14. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s or Issuer’s interpretations of any Letter of Credit issued for any Borrower’s account and Agent’s or Issuer’s written regulations and customary practices relating to letters of credit, though Agent’s or Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, neither Issuer nor Agent shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s and any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
     2.15. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
     2.16. Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:
          (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Issuer, any Borrower or any other Person for any reason whatsoever;
          (ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;
          (iii) any lack of validity or enforceability of any Letter of Credit;
          (iv) any claim of breach of warranty that might be made by any Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);
          (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Issuer, Agent or any of Issuer’s or Agent’s Affiliates has been notified thereof;
          (vi) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, other than as arising from the gross negligence or willful misconduct of the Issuer;
          (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
          (viii) any failure by the Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by any Borrower, unless the Issuer has received written notice from such Borrower of such failure within three Business Days after the Issuer shall have furnished such Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
          (ix) any Material Adverse Effect;
          (x) any breach of this Agreement or any Other Document by any party thereto;
          (xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

          (xii) the fact that a Default or Event of Default shall have occurred and be continuing;
          (xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and
          (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
     2.17. Indemnity. In addition to amounts payable as provided in Section 17.5 hereof, each Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, Issuer and any of Issuer’s or Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent, Issuer or any of Agent’s or Issuer’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent or Issuer as determined by a final judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Issuer or any of Issuer’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).
     2.18. Liability for Acts and Omissions. As between Borrowers and Agent, Issuer and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither Agent nor Issuer shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent or Issuer shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent or Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s or Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent or Issuer from liability for Agent’s or Issuer’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent, Issuer, Agent’s Affiliates or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
     Without limiting the generality of the foregoing, Agent, Issuer and each of its respective Affiliates (i) may rely on any oral or other communication believed in good faith by Agent, Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent, Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent, Issuer or any of its Affiliates in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
     In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent or Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Agent or Issuer under any resulting liability to any Loan Party or any Lender.
     2.19. Additional Payments. Any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations, subject to the provisions of Section 2.2(a) hereof.
     2.20. Manner of Borrowing and Payment. (a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.
          (b) Each payment (including each prepayment) by Borrowers on account of the principal of and interest on the Revolving Advances shall be applied to the Revolving

Advances, pro rata among the Lenders according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M. (Central Time), in Dollars and in immediately available funds.
          (c) (i) Notwithstanding anything to the contrary contained in Sections 2.13(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M. (Central Time), on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.
               (i) Each Lender shall be entitled to earn interest at the applicable Contract Rate on the principal amount of outstanding Advances which it has funded.
               (ii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.
          (d) If any Lender or Participant (a “benefitted Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

          (e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowers of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.
     2.21. Mandatory Prepayments. (a) Subject to Section 4.3 hereof and the Intercreditor Agreement, when any Loan Party sells or otherwise disposes of any Collateral, other than Inventory in the ordinary course of business and the sale of Collateral having an aggregate book value in any fiscal year of less than $1,000,000, or recovers any insurance payment, condemnation award or similar payment on account of any loss or condemnation of any Collateral in excess of $1,000,000 in any fiscal year, Borrowers shall repay the Advances in an amount equal to 100% of the net proceeds of such sale, payment or award (i.e., gross proceeds less the costs thereof), such repayments to be made promptly but in no event more than ten (10) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Revolving Advances constituting Domestic Rate Loans, until paid in full (subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof), and thereafter, to the Revolving Advances constituting Eurodollar Rate Loans (subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof).
          (b) At any time that the aggregate Advances exceed the Formula Amount, if any Loan Party incurs any Indebtedness, Borrowers shall repay the Advances with the net proceeds thereof in an amount such that the aggregate Advances do not exceed the Formula Amount. Such repayments shall be applied to the Revolving Advances constituting Domestic Rate Loans, until such excess over the Formula Amount is paid in full (subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof), and thereafter, to the Revolving Advances constituting Eurodollar Rate Loans (subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof).

     2.22. Use of Proceeds. Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to the Existing Lenders, existing subordinated indebtedness and existing purchase money indebtedness, (ii) consummate the Transactions, (iii) pay fees and expenses relating to this transaction, (iii) consummate acquisition transactions for which Borrower shall have obtained the requisite consent or as otherwise permitted hereunder, and (iv) provide for their working capital and other general corporate needs.
     2.23. Defaulting Lender. (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.
          (b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances then outstanding.
          (c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.
          (d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
          (e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

     2.24. Increase of Maximum Revolving Amount. If at any time after the Closing Date, and so long as no Event of Default or Default has occurred and is continuing, the Borrowers desire to increase the Maximum Revolving Advance Amount, the Borrowers shall notify the Agent, who will promptly notify each Lender thereof, provided that any such increase shall be in a minimum of Ten Million and 00/100 Dollars ($10,000,000.00) and the aggregate of all such increases shall not exceed Fifty Million and 00/100 Dollars ($50,000,000.00). The Existing Lenders shall have the right (but not the obligation) at any time or from time to time within fifteen (15) Business Days following such notice to increase their respective commitments to make Advances so as to provide such additional commitment to make Advances pro-rata in accordance with the Commitment Percentages of each, and any portion of such requested increase which is not provided by any such existing Lender shall be available to the other existing Lenders; provided, that if more than one existing Lender desires to increase its commitment to make Advances in respect of the portion not provided by an existing Lender, such participating Lenders shall provide such portion of the additional commitments to make Advances on a pro rata basis in accordance with the proportion that their respective Commitment Percentage bears to each other, and thereafter, to the extent not provided by existing Lenders, to any additional lending institution or institutions proposed by the Borrowers and which is approved by the Agent (which approval will not be unreasonably withheld) and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to the Agent and prepared at the Borrowers’ expense, which documentation may be executed by the Loan Parties and the Agent (as administrative agent for the Lenders) without further consent or action of the Lenders, such consent hereby deemed to be irrevocably given to the Agent by the Lenders; provided, however, that those Lenders that are increasing their commitments to make Advances pursuant hereto, or are becoming party hereto for purposes of effecting such increase, may charge certain fees in connection with such increase as may be agreed to among the Borrowers and the Lenders and that the Borrowers shall have the right to have all of such increase provided by such approved additional lending institution or institutions if all the existing Lenders decline to increase their commitments to make Advances to accommodate any such requested increase. In the event of any such increase in the Maximum Revolving Advance Amount and in the commitment to make Advances of any Lender affected pursuant to the terms of this Section 2.24, new Revolving Credit Notes shall, to the extent deemed reasonably necessary or appropriate by the Agent (or as may be reasonably requested by an existing Lender increasing its commitment to make Advances hereunder or an additional Lender that becomes a party hereto), be executed and delivered by the Borrowers and, to the extent deemed appropriate by the Agent, the surrender and cancellation of existing Revolving Credit Note(s) shall be effected; and the Loan Parties shall execute and deliver such additional documentation setting forth the new commitments to make Advances as the Agent shall reasonably request (which documentation may be executed by the Loan Parties and the Agent (as administrative agent for the Lenders) without further consent or action of the Lenders, such consent herein is deemed to be irrevocably given to the Agent by the Lenders).
III INTEREST AND FEES.
     3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period; provided, if an Interest Period is longer than three months, Interest on Advances with respect to Eurodollar Rate Loans shall be payable in arrears each day that is three months after the first day of such Interest Period and the last day of such Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month (the “Monthly Advances”) at a rate per annum equal to with respect to Revolving Advances, the applicable Revolving Interest Rate (the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind (but Agent shall communicate any such change to Borrower in accordance with its customary practice) an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) the Obligations other than Eurodollar Rate Loans shall bear interest at the applicable Contract Rate for Domestic Loans plus two percent (2%) per annum and (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus two percent (2%) per annum (as applicable, the “Default Rate”).
     3.2. Letter of Credit Fees. (a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the product of (i) the average daily face amount of each outstanding Letter of Credit, multiplied by (ii) a per annum rate equal to the Pricing Increment with respect to such Letter of Credit Fees, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Letter of Credit Fees shall be increased by an additional two (2) percentage points per annum.
          (b) On demand upon the occurrence and during the continuance of an Event of Default, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its discretion, on

Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations in cash or other immediately available funds and termination of this Agreement and other Loan Documents.
     3.3. Facility Fee. If, for any month during the Term, the average daily unpaid balance of the Revolving Advances for each day of such month does not equal the Maximum Revolving Advance Amount less the aggregate amount of outstanding Letters of Credit, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a per annum rate equal to the product of (i) the Pricing Increment with respect to such facility fees, multiplied by (ii) the amount by which the Maximum Revolving Advance Amount less the aggregate amount of outstanding Letters of Credit exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the first day of each quarter with respect to the immediately preceding quarter period.
     3.4. Fee Letter. Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
     3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate for Domestic Rate Loans during such extension.
     3.6. Maximum Charges . In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
     3.7. Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

          (a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for taxes on, or changes in the rate or basis of taxation for any tax on, the net income or profits of Agent or any Lender by the jurisdiction in which it maintains its principal office and except for changes in the method of determination of applicable franchise taxes or similar taxes);
          (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
          (c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;
and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by a material amount or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by a material amount, then, in any case Borrowers shall promptly pay Agent or such Lender within 20 days of the receipt of a certificate as set forth in the next sentence, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided, however, that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, nor apply to any increased costs that arose more than 180 days prior to delivery of such certificate by Agent or such Lender. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error. Any Lender or the Agent making any claim under this Section 3.7 shall provide to Borrower a certificate stating (including the calculation of any basis for, in full detail) the amount of such claim. If Agent or any Lender receives, or becomes entitled to receive, any credit against, remission for, repayment or refund of, or deduction for, any amount giving rise to any payment or reimbursement, or increase in payment or reimbursement, actually made by Borrower under this Section 3.7 such Lender shall promptly reimburse to Borrower the amount of such credit, remission, repayment, refund, or deduction attributable the payment made by Borrower.
     3.8. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined in such party’s good faith business judgment that:
          (a) reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period; or
          (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan;

then Agent shall give Borrowing Agent prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 12:00 Noon (Central Time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 12:00 Noon (Central Time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 12:00 Noon (Central Time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until the above determination has been modified and, thereupon, such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.
     3.9. Capital Adequacy. (a) In the event that Agent or any Lender or any Issuer shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender or any Issuer (for purposes of this Section 3.9, the term “Lender” shall include Agent, any Lender or any Issuer and any corporation or bank controlling Agent or any Lender or any Issuer) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.
          (b) If any Lender becomes entitled to claim any compensation pursuant to Section 3.9(a), it shall notify Borrowing Agent thereof within 180 days after such Lender becomes aware of the nature and extent of such claim and shall notify Agent thereof. A certificate as to any additional amounts payable pursuant hereto submitted by a Lender to Borrowing Agent shall be conclusive absent manifest error. Such certificate shall outline in reasonable detail the computation of any amounts claimed by it hereunder and the assumptions underlying such computation. No Lender shall be entitled to any compensation hereunder unless it shall have notified Borrowing Agent that it will demand compensation not later than 180 days after the date on which the Lender becomes aware of the nature and extent of the claim.
     3.10. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9, (b) is unable to make or maintain Eurodollar Rate Loans as a result of a condition described in Section 2.2(g), (c) is a Defaulting Lender, or (d) denies any consent requested by Agent pursuant to Section 16.2(b), Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrower to be required to pay such compensation or causing Section 2.2(g) to be applicable), or Lender Default or denial of a request by Agent pursuant to Section 16.2(b), as the case may be, by notice (a “Replacement Notice”) in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and Commitment Percentage as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3, all of its Advances and Commitment Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.
IV COLLATERAL: GENERAL TERMS.
     4.1. Security Interest in the Collateral.
          (a) To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrowers hereby collaterally assigns, and further pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing first-priority security interest (the “First-Priority Interest”) in and to, all of its First-Priority Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrowers shall mark its books and records relating to shares or member interests, as applicable, as may be necessary or appropriate to evidence, protect and perfect Agent’s First-Priority Interest.
          (b) To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby collaterally assigns, and further pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing second-priority security interest (the “Second-Priority Interest”) in and to, all of its Second-Priority Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records relating to shares or member interests, as applicable, as may be necessary or appropriate to evidence, protect and perfect Agent’s Second-Priority Interest. Borrower shall promptly provide Agent with written notice of all commercial tort claims in excess of $100,000, such notice to contain (a) (i) with respect to litigated claims, the case title together with the applicable court, or (ii) with respect to arbitration or other claims, the name of the parties together with the applicable tribunal, and (b) a brief description of the claim(s). Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Agent a Second-Priority Interest and lien in and to such commercial tort claims and all proceeds thereof and to have deemed to have updated Schedule 4.1 with respect thereto.
     4.2. Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent in its good faith business judgment may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in the Collateral (with the understanding that the Collateral may be subject to Permitted Encumbrances as otherwise provided for herein) or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords’ or mortgagees’ lien waivers (to the extent obtainable with Borrower’s commercially reasonable efforts and with the further understanding that the failure to obtain any such waivers may result in the establishment of reserves or the taking of other actions that may reduce availability for Advances hereunder), subject to the provisions set forth in Section 6.11 hereof regarding bailee letter agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify from time to time in accordance with instructions from Agent, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents of title evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent as determined by Agent in its good faith business judgment, and (v) executing and delivering control agreements, instruments of pledge, mortgages, notices and collateral assignments, in each case in form and substance satisfactory to Agent in its good faith business judgment, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest under the Uniform Commercial Code or other applicable law. Each Borrower hereby authorizes Agent to file financing statements without notice to Borrower in all appropriate jurisdictions, as Agent deems necessary or desirable, in order to perfect or protect Agent’s security interest in the Collateral and Agent agrees to provide to Borrowing Agent copies thereof. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may describe the collateral as “all assets” or a description of similar import). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for the ratable benefit of Lenders as set forth in Section 2.2(a) hereof.
     4.3. Disposition of Collateral. Each Borrower will safeguard and protect all Collateral in order to, among other things, protect the Agent’s interest therein, and no Borrower shall make any disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the ordinary course of business; (b) sale/leaseback transactions relating to which the property that is the subject of any such transaction was acquired for the purpose thereof within the past 90 days prior to the consummation of the sale/leaseback transaction; (c) (i) the sale, lease or other disposition of assets by a Borrower to another Borrower or (ii) the sale, lease or other disposition of assets by a Borrower or any Subsidiary of a Borrower, in each case with respect to this clause (c) only, in the ordinary course of business, to a Subsidiary of a Borrower, as long as the transferee of such assets is a secured Guarantor hereunder subject to agreements, instruments and other documentation acceptable to Agent in its good faith business judgment; (d) non-exclusive licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business; (e) the sale, exchange or other disposition of Cash Equivalents in the ordinary course of business; (f) the termination, surrender or sublease of a real estate lease of the Borrower or any of its Subsidiaries in the ordinary course of business, provided that Borrower shall advise Agent in writing of any termination, surrender or sublease that is material; (g) the disposition or transfer of obsolete and worn-out Equipment or Equipment that is no longer used or useful, in each case in the ordinary course of business, during any fiscal year having an aggregate fair market value of not more than $1,500,000 and only to the extent that (i) the proceeds of any such disposition are used or allocated, and in fact are subsequently used, to acquire replacement Equipment which is subject to Agent’s First-Priority Interest or Second-Priority Interest, as the case may be, or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.21, and (h) the disposition of Collateral pursuant to the Intercreditor Agreement and (j) dispositions of accounts receivable and related assets under the Securitization Documents (any of the foregoing is referred to herein as a “Permitted Disposition”).
     4.4. Preservation of Collateral. Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent, in the exercise of its good faith business judgment: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent in its good faith business judgment may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations in accordance with Section 2.2(a) hereof.
     4.5. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (a) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a First-Priority Interest or a Second-Priority Interest, as the case may be, in each and every item of its respective Collateral to Agent (with the further understanding that the Collateral may also from time to time be subject to Permitted Encumbrances); and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement constituting Collateral executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (d) each Borrower’s Equipment and Inventory shall be located at locations specifically identified on Schedule 4.5 (as Borrower may update from time to time by giving written notice to Agent thereof, provided the foregoing ongoing permitted updates of such Schedule shall only be allowed as to additional locations of such property within the United States, and such property and any such additional locations shall remain subject to any and all provisions of this Agreement and the other Loan Documents) and shall not be removed from such location(s) without the prior written consent of Agent, except if in-transit among such locations or out for repair, and except with respect to the sale of Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3 hereof.
     4.6. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations in cash or other immediately available funds (other than with respect to the Inchoate Indemnities) and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons. At any time following demand by Agent for payment of all Obligations and upon the occurrence and continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner reasonably possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Upon the occurrence and during the continuation of an Event of Default (and after verbal or written notice to the Borrowing Agent), each Borrower shall upon Agent’s request, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.
     4.7. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries in all material respects will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.
     4.8. Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term, upon reasonable notice to the Borrowing Agent if no Default or Event of Default then exists (and with no notice required if a Default or Event of Default has occurred and is continuing), to exhibit and deliver to Agent and each Lender copies of any of any Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations, and relating to which, Agent agrees to give Borrowing Agent notice of any meeting it intends to have with such accountants and auditors so as to afford Borrowers the opportunity to attend any such meeting, although such a meeting may nevertheless proceed without any of the Borrowers being present. Each Borrower hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or such authorities.
     4.9. Compliance with Laws. Each Borrower shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to its respective Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. All assets of Borrowers at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect thereto so that such insurance shall remain in full force and effect.
     4.10. Inspection of Premises; Inventory Appraisal. At (i) all reasonable times during regular business hours and upon prior notice to Borrowing Agent if no Event of Default has occurred and is continuing, and (ii) all times whatsoever and without the requirement of providing any notice if an Event of Default has occurred and is continuing, Agent and each Lender shall have full access to and the right to audit, check, inspect the Collateral and to make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral, and the operation of each Borrower’s business, with Agent and each Lender under customary and usual circumstances generally coordinating the undertaking of the foregoing with the relevant Borrower. Further, at such times as Agent deems advisable or necessary, and in no event more than two times per year at the expense of the Borrowers (and at such other times as the Agent and Lenders may elect to do so at their own expense) unless an Event of Default has occurred and is continuing (in which event no such frequency limitation shall apply), Agent shall cause to be conducted an appraisal of the Inventory, with appraisers acceptable to Agent in its good faith business judgment and with results determined to be acceptable to the Agent in its good faith business judgment; the results thereof are to be used by the Agent, if the Agent in its good faith business judgment so deems its advisable, to reset the applicable Inventory Advance Rates in Section 2.1(a)(y)(ii) hereof such that the Revolving Advances relating to each applicable type of Inventory Advance shall not exceed 90% of the net orderly liquidation value of such Eligible Inventory pursuant to any such appraisal and otherwise based on such other analyses and information relating thereto as the Agent deems reasonable and appropriate.
     4.11. Insurance. Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, each Borrower shall (a) keep all its insurable properties and properties in which each Borrower has an interest insured against the hazards of fire, flood (for any property or portion thereof located within a flood zone), sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is in each case customary in the case of companies engaged in businesses similar to such Borrower’s including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the notice of intent to renew thereof at least thirty (30) days before any expiration date together with appropriate evidence of such renewal as of the date thereof without any lapse in coverage and (ii) appropriate lenders loss payable endorsements in form and substance satisfactory to Agent in its good faith business judgment, naming Agent as an additional insured and lenders loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a), and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent to the extent of its insurable interest relating to the loss event giving rise to any such proceeds, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property (other than for non-payment) described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized during the existence of an Event of Default to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above with respect to its insurable interest. Proceeds payable under any policy, with respect to the Collateral or any rights of the Agent therein, will, at Agent’s option, be payable to Agent on account of the Obligations and shall be applied to the Obligations, in such order as Agent in its shall determine (as long as any such application shall not affect the Borrowers’ ability to use such funds as are contemplated in the following proviso under the circumstances set forth therein); provided that so long as no Default or Event of Default is then occurring and continuing, Agent will allow Borrower to use such proceeds up to an aggregate amount of $1,000,000 in any fiscal year of Borrower to rebuild or replace the property that has been the subject of such insured loss and

Borrower shall deploy any such funds for this purpose within 270 days of the receipt thereof. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law.
     4.12. Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations, in accordance with the provisions of Section 2.2(a) hereof.
     4.13. Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges that are lawfully levied or assessed upon such Borrower or any of the Collateral, including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes (except (a) to the extent any such tax, assessment or other charge is the subject of a good faith dispute that is being diligently prosecuted and for which Borrower is maintaining adequate reserves therefor in accordance with GAAP and otherwise which does not result in any Lien with any priority over the security interest of the Agent or (b) any such taxes the payment of which is not material, the non-payment of which results from an inadvertent omission by a Borrower and the aggregate amount of which in any event shall not exceed $10,000 for any and all such taxes, and further that such taxes are promptly paid once such omission is recognized and no Lien with any priority over the security interest of the Agent arises therefrom). If any tax by any governmental authority is imposed on as a result of any transaction between any Borrower and Agent or any Lender which Agent or such Lender may be required to withhold or pay in respect of Borrower (other than for any income taxes attributable to the income of Agent and Lenders from any amounts charged or paid hereunder to Agent and Lenders) or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s good faith business judgment, would likely result in a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. In accordance with the provisions of Section 2.2(a) hereof, the amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent in its good faith business judgment that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in any and all Collateral held by Agent. If any Lender receives, or becomes entitled to receive, any credit against remission for, repayment or refund of, or deduction for, any amount giving rise to any payment or reimbursement, by Borrower under this Section 4.13 such Lender shall promptly reimburse to Borrower the amount of such credit, remission, repayment, refund, or deduction attributable to Borrower in connection with any such payment or reimbursement.
     4.14. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply with all other terms of such leases and keep them in full force and effect except where the failure to make such payments or to so comply could not reasonably be expected to result in a Material Adverse Effect, and at Agent’s request, will provide evidence of having done so.
     4.15. Receivables. (a) Nature of Eligible Receivables. Each of the Eligible Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Eligible Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.
          (b) Solvency of Customers. Each Customer owing an Eligible Receivable, to the best of each Borrower’s knowledge, as of the date each Eligible Receivable owed by such Customer is created, is and, to the extent any such Receivable is also an Eligible Receivable, will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.
          (c) Locations of Borrower. Each Borrower’s chief executive office is located at the addresses set forth on Schedule 4.15(c) hereto. Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office or at an executive office of Parent for non-Parent Borrowers.
          (d) Collection of Receivables. Until any Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time upon the occurrence and during the continuation of an Event of Default), each Borrower will, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations. Each Borrower shall, upon request, deliver to Agent, or deposit in the Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.
          (e) Notification of Assignment of Receivables. At any time prior to the occurrence of an Event of Default, Agent shall have the right, with prior notice having been given to Borrowing Agent, to send notice of Agent’s security interest in the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral; and at any time upon the occurrence and during the continuation of an Event of Default, Agent shall have the right, without prior notice having been given to Borrowing Agent, to send notice of Agent’s security interest in the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Further, at any time upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to send notice of the assignment of the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the First-Priority Collateral, and Agent shall have the sole right to collect the Receivables, take possession of the First-Priority Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the ratable salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations in accordance with the provisions of Section 2.2(a) hereof.
          (f) Power of Agent to Act on Borrowers’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby irrevocably constitutes Agent or Agent’s designee as such Borrower’s attorney with power and coupled with an interest (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer based on procedures acceptable to Agent and Borrowing Agent; (iv) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed by Agent in its good faith business judgment as reasonably necessary or appropriate to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) at any time upon the occurrence and during the continuation of an Event of Default, to demand payment of the Receivables; (vi) at any time upon the occurrence and during the continuation of an Event of Default, to enforce payment of the Receivables by legal proceedings or otherwise; (vii) at any time upon the occurrence and during the continuation of an Event of Default, to exercise all of Borrowers’ rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) at any time upon the occurrence and during the continuation of an Event of Default to settle, adjust, compromise, extend or renew the Receivables; (ix) at any time upon the occurrence and during the continuation of an Event of Default to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) at any time upon the occurrence and during the continuation of an Event of Default or otherwise if Borrower has not filed, to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) at any time upon the occurrence and during the continuation of an Event of Default, to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. Said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence or resulting from willful misconduct; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time upon the occurrence and during the continuation of an Event of Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.
          (g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except in the case of gross negligence or willful misconduct. Upon the occurrence and during the continuation of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder, subject to the reduction on the Obligations upon the disposition thereof in accordance herewith.
          (h) Establishment of a Lockbox Account, Dominion Account. All proceeds of First-Priority Collateral shall be deposited by Borrowers into a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) as Agent may require pursuant to an arrangement with such bank as may be selected by Borrowers and be acceptable to Agent in its good faith business judgment. Borrowers shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Account shall immediately become the property of Agent, and Borrowers shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts (“Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and Borrowers shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.
          (i) Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as are customary in the business of such Borrower.
     4.16. Inventory; Establishment of Perpetual Inventory System. If and to the extent any Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder. Borrower hereby covenants and agrees to establish and implement, no later than October 31, 2007, a perpetual inventory system at all of its warehouse locations, which system shall be found to be acceptable to Agent in its discretion in all respects.
     4.17. Maintenance of Equipment. In furtherance and without limitation of the covenant set forth in Section 6.2 hereof, the Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted, subject to the occurrence of an insured casualty loss relating thereto and the permitted dispositions by Borrower regarding Equipment under

Section 4.3 hereof) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. No Borrower shall use or operate the Equipment in violation of any material law, statute, ordinance, code, rule or regulation that could reasonably be expected to cause a Material Adverse Effect.
     4.18. Exculpation of Liability. Except as otherwise expressly provided in this Agreement, nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (except if and to the extent arising from the gross negligence or willful misconduct of Agent or such Lender (as the case may be)). Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contractor agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.
     4.19. Environmental Matters. (a) Borrowers shall ensure that the Real Property and operations at the Real Property remain in compliance with all Environmental Laws in all material respects and they shall not place or permit to be placed any Hazardous Substances on any Real Property except in compliance in all material respects with Environmental Laws.
          (b) Borrowers shall establish and maintain a system to assure and monitor continued material compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.
          (c) In the event any Borrower obtains, gives or receives written notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any written notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein, in each case the subject matter of which could reasonably be expected to result in material liability under or relating to any Environmental Law (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowing Agent shall, give prompt written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.
          (d) Borrowers shall promptly forward to Agent copies of any written request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances, in each case the subject matter of which could reasonably be expected to result in material liability under or relating to any Environmental Law and shall continue to forward copies of material correspondence between any Borrower and the Authority regarding such claims to Agent until the claim is settled. Such information is to be provided solely to allow Agent to protect Agent’s security interest in the Real Property and the Collateral.
          (e) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint in compliance in all material respects with Environmental Laws and take all necessary action to reasonably safeguard against any imminent and substantial endangerment to human health resulting from such a Hazardous Discharge and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly and in compliance in all material respects with Environmental Laws to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply, in any material respect, with any of the requirements of any Environmental Laws, and fails to cure such failure within a reasonable time after receiving written notice thereof, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.
          (f) Promptly upon the written request of Agent from time to time if Agent has a reasonable basis to believe (i) an Environmental Complaint has arisen or (ii) another event or occurrence has taken place that that affects the Real Property and could reasonably lead to an Environmental Complaint, in each case where such Environmental Complaint, event or occurrence could have, individually or in the aggregate, a Material Adverse Effect or result in a Default, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to reasonably assess the Environmental Complaint, event or occurrence and, where relevant, the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property or other remediation actions with respect thereto. Any report or investigation of such Hazardous Discharge or such other event or occurrence that in either case is proposed and acceptable to an appropriate Authority that is charged to oversee such matters shall be deemed acceptable to Agent.
          (g) Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to the gross negligence or willful misconduct of Agent or any Lender. Borrowers’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.
          (h) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrowers’ right, title and interest in and to its owned and leased premises.
     4.20. Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2.2, no financing statement (other than for items that may appear in the official records of filing offices with respect to (a) terminated or lapsed financing statements that are no longer effective, (b) financing statements authorized by an Existing Lender to be terminated pursuant to the Payoff Letter thereof) or (c) financing statements reflecting Permitted Encumbrances and limited in scope and priority to the items comprising Permitted Encumbrances, in each case covering any of the Collateral or any proceeds thereof is on file in any public office.
     4.21. Intercreditor Agreement. Notwithstanding anything the contrary contained herein, the terms of this Agreement shall be subject to the terms of the Intercreditor Agreement and in the event of any inconsistency between any provision herein and therein, the terms of the Intercreditor Agreement shall govern.
     4.22. Securitization. Concurrent with the initial closing of a Securitization and after giving effect to any payments hereunder with the proceeds thereof, the Agent agrees that it will purchase the outstanding loans and commitments of any Lender which wishes to sell, and that each Lender agrees that it will sell its outstanding loans and commitments to Agent upon its request. Any such sale shall be at par and shall include payment of all principal, interests, fees and other amounts owing to such Lender. Such Lender shall be entitled to payment by the Borrowers of any amounts that would be owing to it under Section 2.2(f) if the assignment to the Agent had instead been a prepayment by the Borrowers. For the avoidance of doubt, the net proceeds realized by the Borrowers on the date of the initial closing of a Securitization shall be applied to the Advances.

V REPRESENTATIONS AND WARRANTIES.
     Each of Parent and Borrower hereby jointly and severally represents and warrants as follows:
     5.1. Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Loan Party’s corporate powers, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s by-laws, certificate of incorporation, operating agreement or other documents relating to such Loan Party’s formation, all as applicable, or to the conduct of such Loan Party’s business or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, charter document, operating agreement, instrument, by-law, or other instrument to which such Loan Party is a party or by which it or its property may be bound.
     5.2. Formation and Qualification. (a) Each Loan Party is duly organized or incorporated, as applicable, and is in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent true and complete copies of its articles of organization and operating agreement or its certificate of incorporation and by-laws, as applicable, and will promptly notify Agent of any amendment or changes thereto.
          (b) The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b) (provided that as and if new Subsidiaries are created from time to time, subject to the terms and conditions hereof, Borrowing Agent may update such Schedule for any such new entities promptly upon their creation).
     5.3. Survival of Representations and Warranties. All representations and warranties of such Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents (except to the extent that any such representation or warranty expressly refers to a specific date and in such case shall be true as of such specified date), and in all cases shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

     5.4. Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all federal, state and all other local tax returns and other reports each is required by law to file (other than for such (i) non–income tax related state tax returns, (ii) local tax returns and (iii) other reports, and, with respect to any and all of the foregoing, that individually or collectively do not impair or disrupt in any material fashion the conduct of any business of any Loan Party and that otherwise no Default or Event of Default arises therefrom or results from the any failure to file any such returns or reports), as the time for any such filing may be extended under law, and each Loan Party has paid all taxes, assessments, fees and other governmental charges that are due and payable (except (a) for any such tax, assessment or other charge is the subject of a good faith dispute that is being diligently prosecuted and for which each Loan Party is maintaining adequate reserves therefore in accordance with GAAP and otherwise which does not result in any Lien with any priority over the security interest of the Agent and (b) any such taxes the payment of which is not material, the non-payment of which results from an inadvertent omission by a Loan Party and the aggregate amount of which in any event shall not exceed $10,000 for any and all such taxes, and further that such taxes are promptly paid once such omission is recognized and no Lien with any priority over the security interest of the Agent arises therefrom). Federal, state and local income tax returns of each Loan Party have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending June 30, 2005. The provision for taxes on the books of each Loan Party are adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books (except for any such tax, assessment or other charge that is the subject of a good faith dispute that is being diligently prosecuted and for which each Loan Party is maintaining adequate reserves therefor in accordance with GAAP).
     5.5. Financial Statements.
          (a) The pro forma balance sheet of Borrowers and their consolidated Subsidiaries on a consolidated basis at the Parent level (the “Pro Forma Balance Sheet”) when furnished to Agent in accordance herewith shall reflect the consummation of the transactions contemplated by the Acquisition Agreements, under this Agreement and under the JPM Credit Agreement (collectively being referred to herein as the “Transactions”) and shall fairly reflect in all material respects the financial condition of Borrowers and their consolidated Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions, and is to be prepared in accordance with GAAP (subject to the absence of footnotes, the application of SFAS 133 and 130 and normal year-end audit adjustments). The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer on behalf of Parent.
          (b) The twelve-month cash flow projections of the Borrowers on a consolidated basis at the Parent level and the Parent’s projected consolidated balance sheet as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by Parent, are based on underlying assumptions which were believed to be reasonable as of the date made, and reflect Parent’s judgment, based on assumptions which were believed to be reasonable at the time made regarding what was believed to be at such time a reasonably likely set of results for the projected period, provided, however, since such Projections are by their nature prospective and contingent on a wide range of factors, actual results therefore may vary significantly, provided, further, nothing has occurred in the interval between the date of determination of the reasonableness of the assumptions referenced above and the date of the delivery of the Projections to Agent to render Parent’s belief regarding the foregoing assumptions no longer reasonable. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.
     5.6. Corporate Name. No Loan Party has been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, except (i) pursuant to the Acquisition Agreements or (ii) as otherwise set forth on Schedule 5.6.
     5.7. O.S.H.A. and Environmental Compliance. Other than as set forth on Schedule 5.7 hereto:
          (a) (i) Each Loan Party has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance with, the provisions of the Federal Occupational Safety and Health Act, RCRA and all other Environmental Laws, except for any such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) there have been no outstanding citations, written notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules, in each of the foregoing cases the subject matter of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) Each Loan Party has obtained all required federal, state and local licenses, certificates, permits or other authorizations relating to all applicable Environmental Laws, except for any such authorization the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) Except for such of the following which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Loan Party, other than for any such spills, discharges or leaks of an immaterial nature that customarily arise in connection with the business of each Loan Party as long as no Default or Event of Default would otherwise arise therefrom; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Loan Party; (iii) neither the Real Property nor any premises leased by any Loan Party has ever been used as a treatment, storage or disposal facility of Hazardous Waste, other than as arises in the ordinary course of the business of the Loan Parties consistent with past business practices; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by any Loan Party, other than (A) arising in the ordinary course of the Loan Parties’ businesses consistent with past business practices (B) such quantities as are handled in all material respects in accordance with all applicable manufacturer’s instructions governmental regulations regarding any Loan Party or of its tenants.
     This Section 5.7 and Sections 5.5, 5.8 and 5.13 set forth the sole representations and warranties of the Loan Parties with respect to environmental, health and safety matters.
     5.8. Solvency; No Litigation, Violation, Indebtedness or Default. (a) After giving effect to the Transactions, the Loan Parties will on a consolidated basis be able to pay their debts as they mature in the ordinary course of business, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date as of each date that the Loan Parties on a consolidated basis shall be deemed to make the representation set forth in this clause (a), the fair saleable value of their assets (calculated on a going concern basis) is in excess of the amount of their liabilities.
          (b) Except as disclosed in Schedule 5.8(b), no Loan Party has (i) any pending or, to its knowledge, threatened litigation, arbitration, actions or proceedings which, if successful against such Loan Party, could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities nor indebtedness for borrowed money other than the Obligations and other liabilities or indebtedness specifically permitted hereunder.
          (c) No Loan Party is in violation of any applicable statute, regulation, ordinance or any governmental authority in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation in any material respect of any order directed to or with respect to any Loan Party or any assets of any Loan Party of any court or arbitration board or tribunal.
          (d) No Loan Party nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party and each member of the Controlled Group has met in all material respects all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan and no Lien has arisen as a result thereof, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Loan Party nor any member of the Controlled Group has incurred any material liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid and no Lien has arisen as a result thereof, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and, to the best of the Loan Parties’ knowledge, there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Loan Party nor any member of the Controlled

Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) no Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, except for any such breach which would not reasonably be expected to have a Material Adverse Effect, (vii) no Loan Party nor any member of a Controlled Group has incurred any material liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any material liability, (viii) no Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Loan Party and each member of the Controlled Group has made, in all material respects, all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xi) no Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Loan Party and any member of the Controlled Group, and (xii) no Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur any material liability under the Multiemployer Pension Plan Amendments Act of 1980.
     5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Loan Party with respect to the conduct of its business or which are otherwise of a material nature are set forth on Schedule 5.9 (other than for licenses of software that are widely commercially available), are valid and, if registered with a governmental authority, the registration information relating thereto is contained on Schedule 5.9. The foregoing constitutes all of the material intellectual property rights which are necessary for the operation of the business of each Loan Party. Further, there is no pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and no Loan Party is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by any Loan Party and all trade secrets used by any Loan Party consist of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all material software used by any Loan Party, including without limitation the software program “InFO Online” program, such Loan Party is in possession of or otherwise has feasible access to all source and object codes related to each such piece of software (and to the extent a source code escrow agreement is in place, each such source code escrow agreement is listed on Schedule 5.9 hereto). Further, with respect to the “InFO Online” program the source and object code relating thereto is stored on the Loan Party’s computer network at its headquarters facility located at 1120 NW 63rd Street, Suite 300,

Oklahoma City, Oklahoma 73116 and also at an offsite storage facility of Borrower at Bank of America Safety Deposit Box #4217, 5613 N. May, Oklahoma City, OK.
     5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to cause a Material Adverse Effect.
     5.11. Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness for borrowed money or under any instrument or agreement under or subject to which any material Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.
     5.12. No Default. No Loan Party is in default in the payment or performance of any of its contractual obligations which could reasonably be expected to have a Material Adverse Effect.
     5.13. No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to result in a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
     5.14. No Labor Disputes. No Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees in existence, or, the best of each Loan Party’s knowledge, threatened, and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.
     5.15. Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.
     5.16. Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
     5.17. Disclosure. No representation or warranty made by any Loan Party to the Agent or the Lenders in this Agreement, or in any financial statement, report, certificate or any Other Document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the Transactions or this Agreement, which in either case could reasonably be expected to have a Material Adverse Effect.
     5.18. Delivery of Acquisition Agreements. Agent has received complete copies of each Acquisition Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.
     5.19. Swaps. No Loan Party is a party to, nor will it be a party to, any speculative swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.
     5.20. Conflicting Agreements. No provision of any material mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral prohibits, restricts or otherwise conflicts in any material manner with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.
     5.21. Application of Certain Laws and Regulations. No Borrower nor any Affiliate of any Borrower is subject to any statute, rule or regulation pertaining to the operation of Borrower’s line of business which regulates the incurring of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.
     5.22. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the marketing, distribution and sale of fuels, lubricants and specialty chemical products and related services (including risk management programs) and activities necessary to conduct the foregoing, and other ancillary and related businesses and activities. On the Closing Date, each Borrower will own all the property and possess all material rights and Consents necessary for the conduct of the business of such Borrower.
     5.23. Section 20 Subsidiaries. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.
     5.24. Bailees of Prepaid Fuel Inventory. As of the Closing Date, the only bailees with whom Borrowers have located prepaid inventories of fuel are set forth on Schedule 5.24 hereto.

     5.25. Anti-Terrorism Laws. Except (i) as a result of any transaction or relationship with Agent or any Lender and (ii) as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties nor any Affiliate of the Loan Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
VI AFFIRMATIVE COVENANTS.
     Parent and Borrowers hereby jointly and severally agree that, until payment in full of the Obligations in cash or other immediately available funds (other than for the Inchoate Indemnities) and termination of this Agreement each of Parent and Borrowers shall and shall cause each of its Subsidiaries to:
     6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses, subject to the provisions of Section 2.2(a) hereof.
     6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct and operate actively its business according to commercially reasonable business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted, subject to the occurrence of an insured casualty loss relating thereto and permitted dispositions by Borrower pursuant to the terms and conditions of Section 4.3 hereof and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions reasonably necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) (i) provide Agent and Lenders with at least 15 days prior written notice of the registration of any copyrightable materials with the United States Copyright Office (Borrowers have informed Agent and the Lenders that they have not as of the Closing Date registered any copyrightable material in the United States Copyright Office); (ii) provide Agent and the Lenders with a copy of the application for any such registration; and (iii) execute such other instruments, and take such further actions as Agent may reasonably request from time to time to perfect or continue the perfection of Bank’s security therein and in the proceeds thereof. (c) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (d) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain all of its rights, licenses, leases, powers and franchises (“Rights”) under the laws of the United States or any political subdivision thereof, other than for a failure by Borrower to do any of the foregoing where the affected Rights do not have nor could reasonably be expected to have a Material Adverse Effect.

     6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect on any Borrower.
     6.4. Government Receivables. Take all steps necessary to protect Agent’s interest in Eligible Receivables and, at the request of Agent, any and all other Receivables, under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.
     6.5. Leverage Ratio. For Borrowers on a consolidated basis at the Parent level, maintain as of the last day of each quarter a ratio of Funded Debt to EBITDA of not greater than 5.00 to 1.00.
     6.6. Fixed Charge Coverage Ratio. For the Borrowers on a consolidated basis, maintain as of the last day of each quarter a Fixed Charge Coverage Ratio of at least 1.15 to 1.00.
     6.7. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon Agent’s good faith request, such supplemental agreements, statements, documentation, instruments and transfers, or instructions or documents relating to the Collateral, and such other instruments and otherwise to take such actions, in each case as Agent may in good faith request, in order that the intent of this Agreement as reflected in the provisions hereof and in related agreements and documentation may be carried into effect.
     6.8. Payment of Indebtedness. Subject at all times to any applicable subordination arrangement in favor of Agent and Lenders, pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary in light of the then existing circumstances.
     6.9. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.16 as to which GAAP is applicable to fairly present the financial condition of the Borrowers in all material respects (subject, in the case of interim financial statements, to the absence of footnotes, normal year-end audit adjustments and FAS 133 adjustments), and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).
     6.10. Exercise and Maintenance of Rights. Enforce all of its rights under each Acquisition Agreement and any indemnification agreement in connection therewith including, but not limited to, all indemnification rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights, in each case as Borrower may, in its good faith business judgment, determine, and discharge its duties and obligations under the Affiliation Agreements in its good faith business judgment and maintain the Affiliation Agreements in full force and effect; provided, however, if Borrower decides to not to enforce any right of a material nature under the Acquisition Agreement, Borrower shall keep Agent informed of any such material developments.
     6.11. Tax Shelter Provisions. Promptly after any of the Borrowers determines that it intends to treat any of the Advances or related transactions as being a “reportable transaction” as referred to in Section 7.21 below, it shall promptly send a written notice of such intention to the Agent together with a duly completed copy of IRS Form 8886 or any successor form.
     6.12. Bailment Locations of Prepaid Fuel Inventory. Borrowers shall advise Agent in writing of any and all third party locations where any of them has located prepaid fuel inventory and Borrowers shall use their reasonable commercial efforts to cause such bailees to execute and deliver to Agent an appropriate letter agreement with respect to the interest of Agent and Lenders in such inventory as is reasonably acceptable to Agent, provided that if any such bailees fail to execute and deliver such a letter agreement to Agent then all of such inventory located at any and all third party locations of any such bailee shall not be considered Eligible Inventory for purposes hereof.
     6.13. Interest Rate Protection. Within 90 days after the Closing Date, Borrowers shall enter into, and thereafter maintain, interest protection agreements to the extent necessary to provide that at least 40% of the aggregate principal amount of total Funded Debt on the date hereof is subject to either a fixed interest rate or interest rate protection on terms and conditions satisfactory to the Agent.
     6.14. Mortgages. Within 60 days after the Closing Date (or at such later time as the Agent shall determine in its sole discretion) the Agent shall have received the Mortgages covering each of the Mortgaged Properties owned by any Loan Party, executed and delivered by a duly authorized officer of such Loan Party.
VII NEGATIVE COVENANTS.
     Parent and Borrowers hereby jointly and severally agree that, until satisfaction in full of the Obligations in cash or other immediately available funds (other than for the Inchoate Indemnity Obligations) and termination of this Agreement each of Parent and Borrowers shall not and shall not permit any of its Subsidiaries to, directly or indirectly:
     7.1. Merger, Consolidation, Acquisition and Sale of Assets.
          (a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it, provided however, that any Borrower may merge or consolidate into another Borrower; and provided further that (i) any Borrower may purchase or acquire all or a substantial portion of the assets or stock of any Person or a business or division of another Person (a “Permitted Acquisition”), and (ii) any Borrower

may merge or consolidate with or into any Person if all of the following requirements are met in connection with such Permitted Acquisition, merger or consolidation:
     (A) in the case of a Borrower acquiring the ownership interests in such Person and such Person is organized under the laws of any state of the United States of America, such Person shall become a Borrower or a Guarantor for the Obligations as reasonably determined by the Agent;
     (B) in the case of a merger or consolidation, a Borrower shall be the continuing and surviving entity;
     (C) in the case of a stock or other ownership purchase, the Person acquired by such Borrower shall, to the extent such Person becomes a Borrower or Guarantor, grant Liens in its assets to the Agent for the benefit of the Lenders covering the same type of assets as the Collateral, and in the case of a Permitted Acquisition or a merger or consolidation in which a Borrower is the continuing or surviving entity, such Borrower shall cause the Lien of the Agent to have the priority set forth in the Intercreditor Agreement, provided, however, none of such assets which become Collateral as a result of a Permitted Acquisition or a merger or consolidation in which a Borrower is the continuing or surviving entity shall be included in the Formula Amount in accordance with the terms of this Agreement until such time as Agent makes such determination in its sole reasonable discretion, provided further that any such assets, the aggregate value of which exceeds $2,000,000, shall be subject to a field exam to be conducted by the Agent;
     (D) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition, merger or consolidation;
     (E) the business acquired, or the business conducted by the Person whose ownership interests are being acquired or the business subject to the merger or consolidation, as applicable, shall be substantially the same as, or reasonably related to, one or more line or lines of business conducted by the Borrowers as described in Section 5.22;
     (F) no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition, merger or consolidation;
     (G) immediately prior to and after giving effect to such Permitted Acquisition (including the payment of any prospective portion of the purchase price or earn-outs), merger or consolidation, the Borrowers shall have in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) of Undrawn Availability;

     (H) the proforma Fixed Charge Coverage Ratio after giving effect to such Permitted Acquisition (including the payment of any prospective portion of the purchase price or earn-outs due within one year of the date of closing of such Permitted Acquisition), merger or consolidation for the period equal to the four (4) consecutive fiscal quarters most recently ended shall not be less than 1.15 to 1.0; and
     (I) the Aggregate Consideration paid by any such Borrower for all such Permitted Acquisitions, mergers or consolidations shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate in any fiscal year of the Borrowers and Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate during the Term.
          (b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and except as provided in Section 4.3.
     7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.
     7.3. Guarantees. Become liable upon the obligations of any Person (other than of another Loan Party in the ordinary course of the proposed guarantor’s business) by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the ordinary course of business up to an aggregate amount of $2,500,000, (c) the endorsement of checks in the ordinary course of business, (d) guaranty obligations that themselves constitute an explicit and direct category of Permitted Indebtedness hereunder, (e) that certain Corporate Guaranty dated December 1, 2004 made by Parent which guarantees the obligations of Simons Petroleum, Inc., an Oklahoma corporation, arising under the GECC Note and (f) those certain Guaranty and Suretyship Agreements made by Parent in favor of Sovereign CS, LLC which guarantee the obligations of CSOC Inc. under its lease agreements with Sovereign CS, LLC.
     7.4. Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (any of the following is referred to herein as a “Permitted Investment”): (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) (i) investments in Borrowers; and (ii) investments in Subsidiaries of Borrowers in the ordinary course of business and if and only if any such Subsidiaries are Loan Parties, (f) investments in Excluded Foreign Subsidiaries in an aggregate amount not to exceed $6,000,000, (g) investments in newly created Securitization Subsidiaries contemplated by the Securitization Documents to the extent reasonably required thereby, (h) other investments in existence on the Closing Date and described in Schedule 7.4, (i) investments comprised of notes payable, or stock or other securities issued by account debtors to such Borrower pursuant to negotiated agreements with respect to settlement of such account debtor’s Receivables, with all of the foregoing arising in the ordinary course of business of Borrower, (j) loans to employees, officers, and directors to buy equity interests in Parent as long as no cash is transferred to any such Persons in connection with the making of such loans, (k) investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers, with all of the foregoing arising in the ordinary course of business of Borrower, (l) investments consisting of endorsements for collection or deposit in the ordinary course of business and with respect to negotiable instruments for collection, (m) investments consisting of non-speculative hedging agreements relating to the sale and purchase of fuel inventory in the ordinary course of business of the Borrowers and otherwise consistent with their past business practices, (n) securities and other investments that Borrowers may acquire in connection with disposition of assets that are permitted hereunder as long as all conditions attendant to any such permitted transaction are and remain satisfied, (o) loans or investments in an amount otherwise permitted to be used for distributions hereunder (and with a commensurate reduction of any such amount permitted for distributions, as long as the recipient of the loan or investment is the same party that would be eligible to receive distributions pursuant to the terms and conditions hereof, (p) investments otherwise permitted by Section 7.5 hereof and (q) other investments not exceeding $1,000,000 in the aggregate in any fiscal year of the Borrowing Agent as long as no Default is in existence prior to the making thereof or would otherwise rise thereupon.
     7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Controlling Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business; (b) loans to its employees in the ordinary course of business not to exceed the aggregate amount of $1,500,000 at any time outstanding; (c) loans to its employees for the purpose of allowing employees to purchase interests in Borrowers as long as no transfer of cash is involved in connection therewith; and (d) Permitted Investments.
     7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including capitalized leases and transactions encompassing indebtedness relating to any financed purchase) in any fiscal year in an aggregate amount for all Borrowers in excess of the amount set forth below for such fiscal year:

Fiscal Year Ending	Maximum Capital Expenditures
June 30, 2007	$17,500,000
June 30, 2008	$17,500,000
June 30, 2009	$20,000,000
June 30, 2010	$20,000,000
June 30, 2011	$20,000,000
          ; provided that no such capital expenditures shall be permitted to be made at such time when an Event of Default is then occurring and is continuing or would otherwise arise upon the making of any such expenditure, provided, further, reinvestment of proceeds by a Borrower of asset dispositions pursuant hereto and use of insurance proceeds for the foregoing expenditures (but in each case only to the extent of the amount of proceeds actually received from the applicable disposition or the applicable insurance payment) shall be subject to no Event of Default having occurred or being continued, but when properly made shall not be included for purposes of determining compliance with the provisions of this Section.
     7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Borrower or on any member interests, as applicable (other than dividends or distributions payable in its stock or membership interests, as applicable, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or membership units, or of any options to purchase or acquire any such shares of common or preferred stock or membership units of any Borrower; provided, however, deemed repurchases of capital stock of any of the Borrowers that arise as a result of a cashless stock warrant or option exercise shall be permitted; provided, further, Parent shall be permitted to make distributions to its members solely in order to pay required taxes of members that are then due and payable directly with respect to, and only directly with respect to, taxable income derived solely from such member’s ownership interest in Parent and Borrowers may make distributions to Parent to fund such amounts; provided, further, the non-Parent Borrowers on a joint basis shall be permitted to make distributions to Parent exclusively for the purpose of (i) the payment of the annual Management Fees (plus any amount accrued by unpaid due to a prior Default or Event of Default) relating to the Borrowers that are due and owing from Parent as long as no Default or Event of Default has occurred and is continuing at or as of the date of the proposed distribution thereof or would otherwise arise upon the making of any such proposed distribution (and in connection therewith Parent shall thereupon be permitted to make such Management Fee payments), and (ii) payment of post-closing purchase price adjustments under the Acquisition Agreements and the post-closing bonus payments in accordance with Section 2.2(b)(v)(P) of the Pecos Acquisition Agreement in an aggregate principal amount not to exceed $4,000,000, to the extent required by and pursuant to the terms thereof, provided, further, that Borrowers may reimburse any expenses, costs and liabilities that are reimbursable under the Management Agreement as long as no Default or Event of Default has occurred and is continuing at or as of the date of the proposed reimbursement or would otherwise arise upon the making of any such payment relating thereto, provided, further, that Borrowers may make distributions for the purpose of returning any equity contributions that have been made in Borrowers for the purpose of causing Borrowers to be in compliance with the financial covenants hereunder and such distributions may only be made: (A) if Borrowers hereunder have been in compliance with all financial covenants hereunder for at least two consecutive quarters since any such contributions were effected, (B) as long as no Default or Event of Default shall have occurred and be continuing prior to the making of any such distribution or would otherwise arise thereafter and (C) only to the extent that any such distribution is capped at an amount that reflects the amount of the equity contribution that was made for the purpose of causing Borrowers to have been in compliance with the financial covenants as aforesaid for any period.
     Further, (A) Parent may repurchase its equity interests owned by former directors or employees of any Borrower or of Parent, and, their estates, spouses or former spouses in connection with the termination of such employee’s employment (or such director’s directorship) and the Borrowers may make distributions to fund or effect such purchases and/or issue notes and/or make payments on any notes issued in connection with any such repurchase; provided, however, that (1) no Default or Event of Default shall have occurred and be continuing at the time of such distribution or would otherwise arise as a result thereof, (2) any such distribution is used promptly to repurchase such equity interest or make such payments, and (3) the aggregate amount of all such distributions for all Borrowers shall not exceed (a) $100,000 in cash for each fiscal year during the term of this Agreement; plus (b) the proceeds of any key-man life insurance maintained by Borrowers or any of their Subsidiaries regarding the repurchase of equity interests relating to named insured; and (B) any distributions or dividends shall be permitted if from a Subsidiary that is not a Loan Party to a Borrower or if from a Borrower to another Borrower. Further, notes payable to a Borrower may be cancelled in connection with such repurchases.
     7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness with respect to the Shell BDF Agreements in an aggregate principal amount not to exceed $2,000,000; (iii) Indebtedness with respect to the Chevron BDF Agreements in an aggregate principal amount not to exceed $2,000,000; (iv) Indebtedness owed to Valvoline with respect to Equipment financing in an aggregate amount not to exceed $1,500,000; (v) Indebtedness existing on the date hereof and described in Schedule 7.8; (vi) purchase money Indebtedness incurred in connection with the purchase of any fixtures and Equipment to the extent otherwise permitted hereunder; (vii) Securitization Indebtedness; (viii) Indebtedness of Excluded Foreign Subsidiaries in an aggregate principal amount not to exceed $6,000,000 at any time outstanding; (ix) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (ii), (iii), (iv), (v) and (vi) hereof; provided, however, (a) the principal amount or interest rate of such Indebtedness is not increased, (b) any Liens securing such Indebtedness are not extended to any additional property of any Borrower or any Loan Party, (c) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, renewed, (d) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (e) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be approved by Agent prior to the completion of any such refinancing, unless the terms associated with the proposed modified Indebtedness are in all material respects identical to the Indebtedness proposed to be modified; provided, further, Borrower shall advise Agent and Lender in writing of any modification of the Indebtedness pursuant to this clause (ix) and shall provide such information as Agent may request in connection therewith; (x) Contingent Obligations arising by endorsement of instruments for deposit or collection in the ordinary course of business; (xi) Capitalized Lease Obligations, which, in the aggregate, do not exceed the maximum amounts set forth in Section 7.6 incurred for the related fiscal year; (xii) intercompany Indebtedness among the Borrowers; (xiii) Indebtedness consisting of promissory notes issued by Parent or any Borrower to current or former officers, directors and employees (or their estates, spouses) or former spouses of any Borrower or Parent issued to redeem equity interests of any Borrower, which redemption is otherwise permitted hereunder; (xiv) Indebtedness incurred by any Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees, letter of credit or surety or performance bonds securing performance in each case as is a component of the Permitted Investments; (xv) Indebtedness incurred in connection with the financing of insurance premiums entered into in the ordinary course of the business of Borrowers; (xvi) Indebtedness that is assumed in, or otherwise constitutes a Permitted Investment, and thus, in both such circumstances, remains subject to the limitations set forth in the definition of Permitted Investments; (xvii) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, so long as such Indebtedness is incurred in the ordinary course of business consistent in all respects with the past business practices of Borrower; (xviii) Indebtedness secured by Liens of carriers, warehouses, mechanics and landlords that are Permitted Liens, which Indebtedness specifically relates to the specific functions performed by each of such parties in the ordinary course of such party’s business and subject to the general limitations relating thereto as are set forth in the definition of Permitted Liens; (xix) accrual and capitalization of interest on any of the other categories of Permitted Indebtedness; (xx) Indebtedness arising under hedging agreements having a net mark-to-market exposure arising in the ordinary course of Borrower’s business; and (xxi) other Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding; (xxii) Indebtedness that is subordinated in favor of Agent and Lenders pursuant to written terms and conditions acceptable to Agent and Lenders in their discretion; (xxiii) Indebtedness incurred under the JPM Credit Agreement and guarantees thereof by Parent and by Subsidiaries of Borrower so long as such Subsidiaries are Guarantors thereunder; and (xxiv) Indebtedness incurred under the GECC Note.
     7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby and otherwise subject to all other terms and provisions hereof and of the other Loan Documents, purchase or invest in, directly or indirectly, any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business.
     7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions (a) in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate, (b) where the parties are specifically identified to be a Borrower or a Subsidiary, (c) as otherwise specifically permitted hereby or (d) as set forth on Schedule 7.10.
     7.11. Leases. Enter as lessee into any capital lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof).
     7.12. Subsidiaries.
          (a) Form any Subsidiary (other than a Securitization Subsidiary) unless any such Subsidiary promptly upon its creation becomes a Loan Party or unless such Subsidiary is an Excluded Foreign Subsidiary otherwise permitted hereunder.

          (b) Enter into any partnership, joint venture or similar arrangement, other than for any of the foregoing that are Permitted Investments.
     7.13. Fiscal Year and Accounting Changes. Change its fiscal year from the annual period of July 1 through June 30 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.
     7.14. Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business as conducted on the date of this Agreement or reasonably related thereto.
     7.15. Amendment of Organizational Documents. Amend, modify or waive any term or material provision of its organizational documents, including, its articles of organization, operating agreement, Articles of Incorporation or By-Laws, each as applicable, or change its name, unless required by law, in a manner materially adverse to Agent and Lenders except with their prior written consent.
     7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any material liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA that would result in a Default or Event of Default hereunder, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, in all material respects, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, in all material respects, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, which would result in a Default or an Event of Default hereunder.
     7.17. Prepayment of Indebtedness. Other than for the payment of trade payables in the ordinary course of business and except as permitted under the JPM Credit Agreement, at any time, directly or indirectly, prepay any Indebtedness (other than to Lenders and other than as required under the JPM Credit Agreement), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower prior to the maturity of all or any part thereof as in effect as of the date hereof (if such Indebtedness is now outstanding).
     7.18. Reserved.
     7.19. Other Agreements. Enter into any material amendment, waiver or modification of the Acquisition Agreement, the Affiliation Agreements or any agreements or documents relating to any of the foregoing in a manner materially adverse to the interests of Agent and Lenders.
     7.20. Tax Shelter Regulations. Treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) unless it promptly (1) notifies the Agent it is not so treating the Advances and related transactions, and (2) thereupon delivers to the Agent a duly completed copy of IRS Form 8886 or any successor form. If a Borrower so notifies the Agent, the Borrower acknowledges that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 301.6112-i, and such Lenders or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.
VIII CONDITIONS PRECEDENT.
     8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:
          (a) Revolving Credit Notes. Agent shall have received the Revolving Credit Notes duly executed and delivered by an authorized officer of each Borrower;
          (b) Filings, Registrations and Recordings; Searches. (i) Each document (including, without limitation, any Uniform Commercial Code financing statement or intellectual property security agreements) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; and (ii) Agent shall have received the results of searches listing all effective financing statements which name the Loan Parties as debtor, together with copies of such financing statements, none of which, except for Permitted Encumbrances, shall cover any of the Collateral, and the results of searches for any tax Lien and judgment Lien filed against each Loan Party or its property, which results, except as otherwise agreed to in writing by Agent, shall not show any such Liens. Without limiting the generality of the foregoing, with respect to PNC Bank, National Association, UMB Bank N.A., DaimlerChrysler Truck Financial, Comerica Bank, Chase Bank, N.A., Simons Texas Limited Partnership, Peter A. Hartney, Gary G. Hartney, Steve R. Hartney and Jeffrey M. Hartney, and Tom E. Trevenen, Claudia A. Trevenen, Jeffrey S. Trevenen and Clayton J.

Trevenen (the “Existing Lenders”), Agent shall receive a letter, in form and substance satisfactory to Agent, from each Existing Lender to Agent respecting the amount necessary to repay in full all of the obligations of Borrower owing to such Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Borrower (each, a “Payoff Letter”). Borrower hereby represents and warrants that neither SPI-Oklahoma nor SPI-Texas is the debtor identified in that certain UCC-1 Financing Statement, listing “SPI, Inc.” as debtor and Bank of America, N.A. as secured party, filed on August 20, 1999 with the Texas Secretary of State as File No. 99-170502 (as amended, the “BofA Texas Filing”), and that none of the Collateral of Borrower is covered by the BofA Texas Filing. Borrower hereby represents and warrants that neither SPI-Oklahoma nor SPI-Texas is the debtor identified in any of those certain UCC-1 Financing Statements, each listing “Simons Petroleum, Inc.” as debtor and The First State Bank of Shelby as secured party, filed with the Montana Secretary of State, respectively, on 03/07/1984 as File No. 150277-00, on 07/11/1985 as File No. 173424-00, and on 04/23/2002 as File No. 68128318 (each as amended, collectively, the “Shelby Bank Montana Filings”), and that none of the Collateral of Borrower is covered by any of the Shelby Bank Montana Filings.
          (c) Authorization Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the members or Board of Directors of each Loan Party, as applicable, authorizing (i) the execution, delivery and performance of this Agreement, the Revolving Credit Notes, and any related agreements (including without limitation the Other Documents), and the Acquisition Agreements (collectively the “Documents”) and (ii) the granting by each Loan Party of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of each Borrower, as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;
          (d) Incumbency Certificates of Loan Parties. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of each Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;
          (e) Corporate Proceedings of Guarantor. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Guarantor authorizing the execution, delivery and performance of the Guaranty certified by the Secretary or an Assistant Secretary of such Guarantor as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;
          (f) Incumbency Certificates of Guarantor. Agent shall have received a certificate of the Secretary or an Assistant Secretary of any Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of each Guarantor executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

          (g) Certificates. Agent shall have received a copy of the Articles of Organization or Articles or Certificate of Incorporation of each Loan Party, and each Guarantor, as applicable, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the operating agreement or By-Laws of each Loan Party and each Guarantor, as applicable, and all agreements of each Loan Party’s and each Guarantor’s members or shareholders, as applicable, certified as accurate and complete by the Secretary of each Loan Party and such Guarantor;
          (h) Good Standing Certificates. Agent shall have received good standing certificates for each Loan Party dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Loan Party’s jurisdiction of organization or incorporation, as applicable, and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification;
          (i) Legal Opinions. Agent shall have received (1) the executed legal opinion of Kirkland & Ellis LLP in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Revolving Credit Notes, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders and (2) copies of any legal opinions delivered to a Loan Party in connection with the Transactions together with a letter from the issuers thereof permitting Agent to rely thereon (or a provision therein having the same import);
          (j) No Litigation. Except as disclosed on Schedule 5.8(b) hereto, (v) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which would, if adversely determined, have a Material Adverse Effect, as the Agent shall reasonably determine; and (vi) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;
          (k) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(k).
          (l) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, Real Property, Leasehold Interest and Equipment of each Loan Party and all books and records in connection therewith;
          (m) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Article III hereof;

          (n) Financial Statements(a) . Agent shall have received a copy of the Pro Forma Financial Statements and interim financial statements, which shall be satisfactory in all respects to Lenders;
          (o) Merger and Acquisition Documents. Agent shall have received final executed copies of the Acquisition Agreements and all related agreements, documents and instruments as in effect on the Closing Date and the transactions contemplated by such documentation shall be consummated prior to or concurrently with the making of the initial Advance, including without limitation the consummation of equity financing transactions from which Parent shall have received a minimum of gross proceeds of (i) $22,500,000 arising from the equity sponsor group consisting of Waud Capital Partners, LLC, Northwest Capital Appreciation and RBC Capital Partners, or affiliates thereof, (ii) $1,500,000 arising from the equity contribution by Roger Simons, (iii) $1,000,000 arising from the equity contribution by Peter Hartney and (iv) $10,000,000 arising from the equity contribution by the management of Pecos, Inc., all pursuant to equity financing transaction documentation and instruments reasonably acceptable to Agent.
          (p) JPM Loan Documents. Agent shall have received final executed copies of the JPM Loan Documents and all related agreements, documents and instruments as in effect on the Closing Date and the transactions contemplated by such documentation shall be consummated prior to or concurrently with the making of the initial Advance. Global Petroleum, Inc. shall have received not less $155,000,000 from the proceeds of the JPM Credit Agreement;
          (q) Shell Subordination Agreement. Agent shall have received a final executed copy of the Shell Subordination Agreement;
          (r) Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrowers’ casualty insurance policies, together with loss payable endorsements acceptable to Agent naming Agent as loss payee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Agent as a co-insured;
          (s) Environmental Reports. Agent shall have received and been reasonably satisfied with the PNC Environmental Reports.
          (t) Payment Instructions. Agent shall have received written instructions from Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;
          (u) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the First-Priority Collateral or, alternatively, Borrowers shall have established with Agent all of its bank accounts with Agent, all in a manner to the satisfaction of Agent in its sole discretion;
          (v) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other

Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary, together with all other landlord waiver agreements and bailee agreements as Agent shall determine to be necessary or advisable;
          (w) No Adverse Material Change. (i) Since June 30, 2005, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent shall have been proven to be inaccurate or misleading in any material respect;
          (x) Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman agreements reasonably satisfactory to Agent with respect to all premises leased by Borrowers at which Inventory is located;
          (y) Shell BDF Agreements. Agent shall have received copies of the Shell BDF Agreements and Shell Subordination Agreement, which Subordination Agreement shall contain such terms and provisions including, without limitation, subordination terms reasonably satisfactory to Agent;
          (z) Chevron BDF Agreements. Agent shall have received copies of the Chevron BDF Agreements;
          (aa) Guarantees and Other Documents. Agent shall have received (i) the executed Guarantees and (ii) the executed Other Documents, all in form and substance satisfactory to Agent;
          (bb) Balance Sheet. Agent shall have received an internally prepared pro forma balance sheet to reflect the effect of the Transactions that updates the balance sheet given to the Agent in the materials that the Parent provided to the Agent entitled “Closing Balance Sheet”, which shall be acceptable to the Agent and the Lenders in their sole discretion.
          (cc) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Loan Party delivered on behalf of such Loan Party and dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) each Loan Party is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;
          (dd) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;
          (ee) Undrawn Availability. Upon the Closing Date hereof, and after giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least $50,000,000;

          (ff) Management Agreement. Agent shall have received final certified copies of the Management Agreement and all related agreements, documents and instruments.
          (gg) Other. All limited liability company, corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.
     8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such initial Advance is made:
          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties made to the Lenders contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, other than such representations and warranties relating to a specific earlier date and in such case such representations and warranties shall continue to be true in all material respects as of such earlier date;
          (b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion (but subject to the Required Lenders not having notified the Agent that it shall no longer make such Advances), may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default, provided, further, solely for purposes of this Section 8.2(b), a Default shall not be deemed to arise (1) with respect to the occurrences set forth in Sections 10.4 hereof unless the amount that is the subject of, or otherwise at issue in connection with, the matters set forth therein is in excess of $750,000; (2) with respect Section 10.5 as it is applicable to breaches of the provisions of each of Sections 4.6, 4.7, 4.9, 6.4 and 9.6 during the cure periods for any such breach referred to in such Section 10.5; (3) with respect to Section 10.17(i)(B), provided, further, that the limitations set forth in this Section regarding when a Default shall be deemed to arise shall not detract from or otherwise impair the foregoing occurrences otherwise constituting Defaults for all other purposes hereunder and, moreover, from such occurrences becoming Events of Default upon the passage of time as set forth in each of the provisions of the respective applicable sections.
          (c) Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof.
Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX INFORMATION AS TO BORROWERS.
     Each Borrower shall, until satisfaction in full of the Obligations in cash or other immediately available funds (other than the Inchoate Indemnities) and the termination of this Agreement:
     9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any material portion of the Collateral including, without limitation, any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.
     9.2. Schedules. Deliver to Agent on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable agings reconciled to the general ledger; (b) accounts payable schedules reconciled to the general ledger; (c) Inventory reports regarding warehouse locations and regarding Designated Supply Contracts Locations; (d) hedging activities report and data and other information regarding unhedged positions as Agent shall deem advisable or appropriate under the then existing circumstances; and (e) a consolidated monthly Borrowing Base Certificate, including ineligible calculations (which shall be calculated as of the last day of such prior month and which, in any event, remains subject to review and approval by Agent), in each of the foregoing cases in form acceptable to Agent. If the Undrawn Availability is less than $35,000,000, Borrowers shall also deliver to Agent on a weekly basis on Friday of each week relating to the prior week’s activities (consisting of the seven days commencing on Monday of such prior week and ending on Sunday of such week): (a) a Borrowing Base Certificate (which remains subject to review and approval by Agent); (b) a report regarding sales, collections and credits; (c) an Inventory report regarding fuel listing amounts in both dollar value and in gallons quantity for Designated Supply Contracts Locations, Pathway Network locations, remote site tanks and marine terminal tanks. In addition, each Borrower will deliver to Agent at such intervals as Agent may require as Agent shall reasonably determine: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. In connection with its review and approval of the Borrowing Base Certificate that the Borrowers supply to Agent, and without limitation of the other rights of Agent hereunder with respect to the Collateral, Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Without limiting the generality of the foregoing, any of the foregoing reports relative to Receivables of Borrower shall identify, as a separate subcategory within such report, Receivables arising from each of the Designated Supply Contracts, and any of the foregoing reports relative to Inventory of Borrower shall identify, as a separate subcategory within such report, Inventory located at each of the Designated Supply Contracts Locations.

     9.3. [Reserved].
     9.4. Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding against any Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.
     9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the Shell BDF Agreements; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Shell BDF Agreements; (d) any event of default under the Chevron BDF Agreements; (e) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Chevron BDF Agreements; (f) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly in all material respects, in accordance with GAAP, the financial condition or operating results of any Borrower as of the date of such statements; (g) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (h) each default by any Borrower which might result in the acceleration of the maturity of any Indebtedness that, in turn, would cause a Default or an Event of Default hereunder, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (i) any other development in the business or affairs of any Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.
     9.6. Government Receivables. Notify Agent promptly, but in no event not later than concurrently with the submission of any report of Receivables required to be delivered to Agent pursuant to the terms and conditions hereof, if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality thereof.
     9.7. Annual Financial Statements. Furnish Agent within one hundred (100) days after the end of each fiscal year of Borrowers (except in case of the fiscal year of the Borrowers ended June 30, 2006, within one hundred twenty (120) days after the end of such fiscal year of the Borrowers), financial statements of Borrowers on a consolidated basis, at the Parent level, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, including supplemental schedules to reflect the consolidating balance sheet and statement of income, all prepared in accordance with GAAP (subject to the standards in Section 6.9 hereof) and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the “Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that to their knowledge no Event of Default under Sections 6.5, 6.6 or 7.6 of this Agreement then existed as of the date of such report, based on items that are examined or reported by the normal audit procedures of the accounting firm used in preparing the financial reports and specifying any such Event of Default, if applicable. In addition, the reports shall be accompanied by a certificate of each Borrower’s Chief Financial Officer or Treasurer on behalf of the Borrowers which shall state that, based on an examination of such reports undertaken in a manner that is consistent with his duties as an officer of such Borrower, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and whether it is continuing and the steps being taken by such Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 6.6 and 7.6 hereof.
     9.8. Quarterly Financial Statements. Furnish Agent within 45 days after the end of each fiscal quarter, an unaudited balance sheet of Borrower on a consolidated basis, at the Parent level, and unaudited statements of income and stockholders’ equity and cash flow of Borrower on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower’s business. The reports shall be accompanied by a certificate of Borrower’s Chief Financial Officer or Treasurer on behalf of Borrower which shall state that, based on an examination of such reports undertaken in a manner that is consistent with his duties as an officer of Borrower, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and whether it is continuing and the steps being taken by Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 6.6 and 7.6 hereof.
     9.9. Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month (which is not at the end of a fiscal quarter), an unaudited balance sheet of Borrowers on a consolidated basis, at the Parent level, and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, all prepared in accordance with GAAP (subject to the standards in Section 6.9 hereof) on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrowers.
     9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such management analysis reports as Borrower shall send to all of its stockholders or holder of a member’s interest, as applicable, in their capacities as such, and (ii) copies of all notices sent pursuant to the Shell BDF Agreements and the Chevron BDF Agreements.
     9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Revolving Credit Notes have been complied with by Borrowers including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least ten (10) days prior thereto

(subject to the proviso below), notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, provided that at least thirty (30) days prior to the opening of any new headquarters or chief executive office or place of business or any Borrower’s closing of any existing headquarters or chief executive office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.
     9.12. Projected Operating Budget. Furnish Agent, no later than thirty (30) days prior to the beginning of each fiscal year of Borrower during the Term, and commencing with fiscal year 2007, a month by month projected operating budget and cash flow of Borrowers on a consolidated basis for such fiscal year (including an income statement and balance sheet for each month); such projections are to be accompanied by a certificate signed by the President, Chief Financial Officer or Treasurer of each Borrower and delivered in each case on behalf of such entity, to the effect that such projections are based on underlying assumptions which were believed to be reasonable as of the date made, and reflect Borrowers’ judgment, based on assumptions which were believed to be reasonable at the time made regarding what was believed to be at such time a reasonably likely operating budget for the projected period, provided, however, since such projections are by their nature prospective and contingent on a wide range of factors, actual results therefore may vary significantly, provided, further, nothing has occurred in the interval between the date of determination of the reasonableness of the assumptions referenced above and the date of the delivery of such projections to Agent to render Borrowers’ belief regarding the foregoing assumptions no longer reasonable.
     9.13. Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9 and each monthly report, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.
     9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower.
     9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.
     9.16. Opening Balance Sheet. Borrowers shall deliver to the Agent, within 90 days of the Closing Date, a compiled opening balance sheet of the Borrowers on a consolidated basis, which shall have been prepared in accordance with GAAP and is subject to the provisions of Section 6.9 hereof.
     9.17. Review of Hedging Portfolio. On an annual basis, and at such other times as the then existing circumstances shall indicate as appropriate from the Agent’s perspective, Agent shall cause to be conducted, at the expense of Borrowers, an analysis and assessment of the hedging portfolio of Borrowers, which shall yield results that Agent deems acceptable in its discretion. Further, Borrowers shall assist in providing information and taking such remedial actions in connection with the foregoing that Agent determines are necessary or desirable.
     9.18. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement, including, without limitation, such additional security agreements and instruments as Agent shall, in its good faith business judgment, determine are necessary or advisable.
X EVENTS OF DEFAULT.
     The occurrence of any one or more of the following events shall constitute an “Event of Default”:

     10.1. failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document; provided, however, Borrower shall have fifteen (15) days to repay any Limited Cure Overadvances before the failure to pay same shall immediately upon the passing of such time period without payment thereof constitute an Event of Default under this Section 10.1;
     10.2. (A) any representation or warranty made or deemed made to Agent or Lenders by any Borrower in any certificate, document or financial or other statement furnished prior to the date hereof in connection with the transactions contemplated hereby or by any of the Other Documents, or (B) at any other time, any representation or warranty made or deemed made by any Borrower in this Agreement or in any of the Other Documents, shall prove to have been misleading in any material respect on the date when made or deemed to have been made;
     10.3. failure by any Borrower to (i) furnish financial information when due or when otherwise required to do so pursuant to the terms and conditions of this Agreement and any of the Other Documents, or (ii) permit the inspection of its books or records as required by this Agreement;
     10.4. issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Borrower’s property, other than for Permitted Encumbrances, which is not discharged, dismissed, stayed or lifted within fifteen (15) Business Days, provided that the foregoing shall not constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting thereof by Borrowers;
     10.5. except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of any Borrower to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between any Borrower and Agent or any Lender, except for a failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.4 or 9.6 hereof which is cured within thirty (30) days in the case of Sections 4.6, 4.7, 4.9 and 6.4 and within fifteen (15) days in the case of Section 9.6 from the occurrence of such failure or neglect;
     10.6. any judgment or judgments are rendered or judgment liens filed against any Borrower for an aggregate amount in excess of $5,000,000 which within sixty (60) days of such rendering or filing is not either satisfied, stayed or discharged of record;
     10.7. any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;
     10.8. any Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;
     10.9. any Borrower, or any Guarantor, whether now existing or arising after the date hereof, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;
     10.10. [Reserved];
     10.11. any First-Priority Lien created hereunder or provided for hereby or under any of the Other Documents for any reason ceases to be or is not a valid and perfected Lien (subject only to the Permitted Encumbrances (if any) that are specifically entitled pursuant to applicable law, or specifically acknowledged in writing by Agent, to have priority over Agent’s Liens);
     10.12. a default or event of default has occurred and been declared under the Shell BDF Agreements, the Chevron BDF Agreements, the JPM Credit Agreement or any documentation relating thereto or any document relating to any other Indebtedness of any of the Borrowers in the aggregate principal amount of $5,000,000 or greater which occurrence shall not have been cured or waived within any applicable grace period;
     10.13. a default of the obligations of any Borrower under any other agreement to which it is a party shall occur which could reasonably be expected to result in a Material Adverse Effect, which default is not cured within any applicable grace period; or, with respect to the Affiliation Agreements, a default arises (which default is not cured within any grace period, if applicable), a notice of termination is given that is not rescinded or a termination occurs with respect thereto;
     10.14. termination or breach of any Guaranty or Guaranty Security Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under (except by satisfaction of the obligations thereunder), any such Guaranty or Guaranty Security Agreement or similar agreement;
     10.15. a Change of Control shall occur;

     10.16. any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Borrower (except by satisfaction of the obligations hereunder), or any Borrower shall so claim in writing to Agent;
     10.17. (i) any Governmental Body shall (A) revoke, terminate, suspend or materially adversely modify any license, permit, patent trademark or tradename of any Borrower that is material to the Borrowers’ business, or (B) commence proceedings to suspend, revoke, terminate or materially adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any material part of Borrower’s business and there is a determination therefrom requiring the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of any Borrower’s business shall be revoked or terminated and not replaced by a reasonable substitute reasonably acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement thereof could reasonably be expected to have a Material Adverse Effect;
     10.18. any material portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Loan Party shall have become the subject matter of litigation which, in the opinion of Agent, upon final determination, could reasonably be expected to result in an impairment or loss of the security provided by this Agreement or the Other Documents; or
     10.19. an event or condition specified in Sections 7.16 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.
XI LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
     11.1. Rights and Remedies. Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any First-Priority Collateral by any available judicial procedure and/or to take possession of and sell any or all of the First-Priority Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the First-Priority Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the First-Priority Collateral available to Agent at a convenient place, provided that in connection with the foregoing Agent does not breach the peace and otherwise conducts itself in accordance with applicable law. With or without having the First-Priority Collateral at the time or place of sale, Agent may sell the First-Priority Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the First-Priority Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowers at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the First-Priority Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of each Borrower’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any First-Priority Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the First-Priority Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement; and, third, to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.
     11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.
     11.3. Setoff. In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence of an Event of Default hereunder and the acceleration of the Obligations, Agent and such Lender shall have a right to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations that are due and owing.
     11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

     11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion as to the timing of any payment or delivery, be paid over or delivered as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Document;
     SECOND, to payment of any fees owed to the Agent;
     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;
     FOURTH, to the payment of all of the Obligations (other than any Hedging Agreement Obligations or Cash Management Obligations) consisting of accrued fees and interest;
     FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment of cash collateralization of the outstanding Letters of Credit);
     SIXTH, to all other Obligations (including any Hedging Agreement Obligations and Cash Management Obligations) and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;
     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses THIRD, FOURTH, FIFTH and SIXTH above; and (iii) to the extent that any amounts available for distribution pursuant to clause FIFTH above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses FIFTH and SIXTH above in the manner provided in this Section 11.5.

     11.6. Cure Right. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrowers would otherwise fail to comply with the requirements of Sections 6.5 or 6.6 (each, a “Financial Performance Covenant”) at the end of any fiscal quarter or fiscal year, Parent shall have the right, exercisable at any time during the term of this Agreement within ten days after the delivery of any financial statements pursuant to Sections 9.7 and 9.8 (provided that such right may not be exercised with respect to more than two consecutive fiscal quarters or more than four fiscal quarters during any consecutive eight fiscal quarter period), to issue Permitted Cure Securities (as defined below) for cash or otherwise receive cash contributions to the capital of Parent, and to contribute any such cash to the capital of the Borrowers (the “Cure Right”), and upon the receipt by the Borrowers of such cash (the “Cure Amount”) pursuant to the exercise by Parent of such Cure Right, the Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:
          (a) Consolidated EBITDA shall be increased solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount (with the Cure Amount not to exceed the amount necessary for the Borrowers to be in compliance with the requirements of all Financial Performance Covenants); and
          (b) if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of all Financial Performance Covenants, the Borrowers shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such Financial Performance Covenant that would have otherwise occurred on such date but for the application of the foregoing recalculations shall be deemed not to have occurred.
     As used in this Section 11, the term “Permitted Cure Securities” shall mean an equity security of Parent having no mandatory redemption, repurchase, repayment or similar requirements and upon which all dividends or distributions may be payable in additional shares of such equity security.
XII WAIVERS AND JUDICIAL PROCEEDINGS.
     12.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
     12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.
     12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR

CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
XIII EFFECTIVE DATE AND TERMINATION.
     13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until September 18, 2011 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon the final, unconditional payment in full in cash or other immediately available funds of the Obligations (other than the Inchoate Indemnities).
     13.2. Termination. The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (other than the Inchoate Indemnities) have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations (other than the Inchoate Indemnities) of each Borrower have been paid in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than the Inchoate Indemnities) paid in full in immediately available funds and at such time Agent agrees to authorize forthwith the filing of all appropriate termination documentation and instruments, the preparation and handling of which shall be at the expense of the Borrowers. Subject to the survival of the Inchoate Indemnities, all representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid in full in cash or other immediately available funds (other than the Inchoate Indemnities).

XIV REGARDING AGENT.
     14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the side letter between Agent and Borrowers regarding fees payable to Agent), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Revolving Credit Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.
     14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. As between Agent and Lenders, neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.
     14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each

Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Revolving Credit Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default. Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.
     Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.
     14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.
     14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
     14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct.
     14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     14.9. Delivery of Documents. To the extent Agent receives financial statements from any Borrower as required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 hereof, and with respect to any borrowing base certificate delivered in connection herewith, Agent will promptly furnish such documents and information to Lenders.
     14.10. Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement (including without limitation under Section 14.9 hereof) and the Other Documents, each Borrower hereby undertakes with Agent to pay to Agent from time to time all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement or any of the Other Documents to the extent not already paid. Further, any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of applicable Lender or all Lenders, as appropriate.
     14.11. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or any under other law.
     14.12. Other Agreements.
     (A) Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.
     (B) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
XV BORROWING AGENCY.
     15.1. Borrowing Agency Provisions.
          (a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
          (b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to

Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers by the Borrowing Agent as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party.
          (c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.
     15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations in cash or other immediately available funds (other than the Inchoate Indemnities).
XVI MISCELLANEOUS.
     16.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the in the State of New York, United States of America (and subject further to the venue restriction noted at the end of this section), and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s and/or any Lender’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.
     16.2. Entire Understanding. (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
          (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders (together with the written concurrence of the Borrowers for those agreements to which they are parties):
               (i) increase the Commitment Percentage or maximum dollar commitment of any Lender.
               (ii) extend the maturity of any Revolving Credit Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement.
               (iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b).
               (iv) release any Collateral during any calendar year (other than actions consisting of sales, transfers and other dispositions of Collateral specifically permitted under this Agreement) having an aggregate value in excess of $1,000,000.
               (v) change the rights and duties of Agent.
               (vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than thirty (30) consecutive Business Days, exceed one hundred and five percent (105%) of the Formula Amount or exceed total Commitment Percentages.
               (vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date.
               (viii) release any Guarantor.
Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent on such subsequent Event of Default.
     In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to PNC or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.
     Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Loan Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed an amount equal to the Formula Amount by up to one hundred and five percent (105%) of the Formula Amount for up to thirty (30) consecutive Business Days. For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than five percent (5%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.
     In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to the Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred five percent (105%) of the Formula Amount.
     16.3. Successors and Assigns; Participations; New Lenders.
          (a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender and no such assignment shall be made to a Loan Party or the Sponsors and their respective Affiliates.
          (b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Transferee”). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrowers shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Each Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances.

          (c) Any Lender may with the consent of the Borrowers and the Agent, in each case which shall not be unreasonably withheld or delayed, sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided that no consent of the Borrowers shall be required for an assignment to a Lender, an affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other Person. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
          (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender (and which is not an obligation to be reimbursed by the Borrowers) upon the effective date of each transfer or assignment to such Purchasing Lender.
          (e) Each Borrower authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.
     16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.
     16.5. Indemnity. Each Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality, or by or against any other Person, with respect to any aspect of, or any transaction contemplated by, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified as determined by a final non-appealable order of a court of competent jurisdiction.
     16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:
          (a) In the case of hand-delivery, when delivered;
          (b) If given by mail, four Business Days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
          (c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day), provided that telephonic notice is to be given only to the person identified in the addresses listed below or such other person as may hereafter be included in any change to any such address listing;

          (d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
          (e) In the case of electronic transmission, when actually received;
          (f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and
          (g) If given by any other means (including by overnight courier), when actually received.
     Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:	PNC Bank, National Association

Two Tower Center Blvd.
East Brunswick, New Jersey 08816
Attention: Barry Gillman, Esq.
Telephone: 732.220.3136
Telecopier: 732.220.3687

	with a copy to:	PNC Bank, National Association
c/o PNC Business Credit
2100 Ross Avenue, Suite 1850
Dallas, Texas 75201
Attention: Relationship Manager, SPI Petroleum
Telephone: 214-871-1218
Telecopier: 214-871-2015

	with a copy to:	PNC Bank, National Association
PNC Agency Services
500 Firstside Center
Pittsburgh, Pennsylvania 15219
Attention: Lisa Pierce
Telephone: 412-762-6442
Telecopier: 412-762-8672

(B)	If to a Lender other than Agent, as specified on the signature pages hereof.

(C)	If to Borrowing Agent
	or any Borrower, at:	Simons Petroleum, LLC c/o Simons Petroleum, Inc.
NW 63rd Street, Suite 300

Oklahoma City, Oklahoma 73116
Attention: CFO
Telephone: 405-302-1502
Telecopier: 405-848-3508

with a copy to:	Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Attention: Richard W. Porter, P.C., Martin
DiLoreto, Esq. and James C.
Anderson, Esq.
Telephone: 312-861-2000
Telecopier: 312-861-2200

with a copy to:	Northwest Capital Appreciation, Inc.
One Union Square
600 University Street, Suite 1720
Seattle, WA 98101
Telephone: (206) 689-5615
(206) 689-5614
Attention: E. Perot Bissell
Bradford N. Creswell

RBCP Energy Fund Investments, LP
c/o Cadent Energy Partners, LLC
287 Bowman Avenue, 4th Floor
Purchase, NY 10577
Telephone: (914) 253-0404
Telecopy: (914) 253-0406
Attention: Bruce Rothstein

Waud Capital Partners, L.P.
560 Oakwood Avenue, Suite 203
Lake Forest, IL 60045
Telephone: (847) 604-9550
Telecopy: (847) 604-9554
Attention: Reeve B. Waud
     16.7. Survival. The obligations of Borrowers under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h) and 16.5 and the obligations of Lenders under Section 14.7 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.
     16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
     16.9. Expenses. All costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrowers’ Account and shall be part of the Obligations.
     16.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
     16.11. Consequential Damages. Neither Agent nor any Lender, nor any Borrower, nor any agent or attorney for any of them, shall be liable to any Borrower, nor to Agent or any Lender, as applicable, for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.
     16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
     16.13. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
     16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
     16.15. Confidentiality; Sharing Information. (a) Agent, each Lender and each Transferee shall hold confidential all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full in cash or other immediately available funds and this Agreement has been terminated.
          (b) Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Loan Agreement.
          (c) Notwithstanding anything herein to the contrary, each party hereto (and each Affiliate and person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal and state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in this transaction (except to the extent such information is related to the tax treatment or tax structure of the transaction), (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.
     16.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent may deem appropriate in consultation with, and subject to the approval of, the Borrowing Agent prior to making any such announcement.
     16.17. Certification from Lenders and Participants. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender, assignee or participant, as applicable, is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.
     16.18. Tax Withholding Clause. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §l.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §l.1441-1(e)(3) of the Regulations; a statement described in §l.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to Borrower and the Agent a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, the Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Internal Revenue Code.
     16.19. Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies in respect of this Agreement and the Other Documents, Simpson Thacher & Bartlett LLP (“ST&B”) has represented, and shall represent, only PNC in its capacity as Agent and as a Lender, and not any other Lender nor any Participant thereof. Each other Lender hereby acknowledges that ST&B does not represent it in connection with any such matters.
     16.20. USA Patriot Act. Each Lender which is subject to Section 326 of the USA Patriot Act, hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

Each of the parties has signed this Agreement as of the day and year first above written.

SPI PETROLEUM LLC, a Delaware limited liability company

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

SIMONS PETROLEUM, INC., a Texas corporation

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

Revolving Credit and Security Agreement

SIMONS PETROLEUM, INC., an Oklahoma corporation

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

Revolving Credit and Security Agreement

SPI ACQUISITION LLC, a Delaware limited liability company

By: SPI PETROLEUM LLC, its managing member

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

Revolving Credit and Security Agreement

ETI ACQUISITION LLC, a Delaware limited liability company

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

Revolving Credit and Security Agreement

HARTNEY FUEL OIL CO., an Illinois corporation

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

Revolving Credit and Security Agreement

HARTNEY BROTHERS, INC., an Illinois corporation

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

Revolving Credit and Security Agreement

PETROLEUM SUPPLY COMPANY, INC., an Illinois corporation

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

Revolving Credit and Security Agreement

CANYON STATE OIL COMPANY, INC., an Arizona corporation

By:	/s/ George Fastuca

Name:	George Fastuca
Title:	Treasurer

Revolving Credit and Security Agreement

GLOBAL PETROLEUM, INC., a Delaware corporation

By:	/s/ George Fastuca

Name:	George Fastuca
Title:	Treasurer

Revolving Credit and Security Agreement

PECOS, INC., a California corporation

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

Revolving Credit and Security Agreement

GENERAL PETROLEUM CORPORATION, a California corporation

By:	/s/ George Fastuca
Name:	George Fastuca

Title:	Treasurer

Revolving Credit and Security Agreement

RAINIER PETROLEUM CORPORATION, a Washington Corporation

By:	/s/ George Fastuca
Name:	George Fastuca
Title:	Treasurer

Revolving Credit and Security Agreement

SEDRO-WOOLLEY HOLDINGS CORPORATION, a Washington Corporation

By:	/s/ George Fastuca
Name:	George Fastuca
Title:	Treasurer

Revolving Credit and Security Agreement

G.P. ATLANTIC, INC., a South Carolina Corporation

By:	/s/ George Fastuca
Name:	George Fastuca
Title:	Treasurer

Revolving Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ Terrance O. McKinney
Name:	Terrance O. McKinney
Title:	Vice President

Revolving Credit and Security Agreement

JPMORGAN CHASE BANK, N.A., as Lender and Documentation Agent

By:	/s/ Teri Streusand
Name:	Teri Streusand
Title:	Vice President

Revolving Credit and Security Agreement

ANNEX A
BORROWERS
SPI Petroleum LLC
Global Petroleum, Inc.
Pecos, Inc.
General Petroleum Corporation
Rainier Petroleum Corporation
Sedro-Woolley Holdings Corporation
G.P. Atlantic, Inc.
Simons Petroleum, Inc. (Texas)
Simons Petroleum, Inc. (Oklahoma)
Hartney Fuel Oil Co.
Petroleum Supply Company, Inc.
Hartney Brothers, Inc.
SPI Acquisition LLC
ETI Acquisition LLC
Canyon State Oil Company, Inc.